UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SITE Centers Corp.

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Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2020 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	• 9:00 a.m. local time, Tuesday, May 12, 2020.

WHERE:

•  Loews Regency Hotel

540 Park Avenue

New York, New York 10065

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the 2020 Annual Meeting of Shareholders may be changed or that the 2020 Annual Meeting of Shareholders may be held by means of remote communication (sometimes referred to as a “virtual” meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.sitecenters.com/investors.

ITEMS OF BUSINESS:

•  Election of eight Directors.

•  Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

•  Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 20, 2020 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

•  Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	• The Company’s 2020 Proxy Statement and 2019 Annual Report to Shareholders are available free of charge at www.proxydocs.com/sitc.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: April 1, 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 12, 2020

2020 Proxy Statement Table of Contents

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ii    SITE Centers Corp.  ï  2020 Proxy Statement

1. Proxy Summary

This Proxy Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

MEETING DATE, TIME AND LOCATION

TUESDAY, MAY 12, 2020 AT 9:00 A.M. LOCAL TIME

Loews Regency Hotel

540 Park Avenue

New York, New York 10065

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a “virtual” meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.sitecenters.com/investors.

PROPOSALS

Proposal			Board Recommendation	Page Reference for More Information

1.	Election of eight Directors	✓	“For” all nominees	2

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	✓	“For”	18

3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	✓	“For”	53

VOTING

You may vote if you were a shareholder of record of SITE Centers Corp. (“SITE Centers”, “we”, “us”, “our” or the “Company”) at the close of business on March 20, 2020, the record date for the Annual Meeting. We will begin mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2019 Annual Report and Proxy Card on or about April 1, 2020 to all shareholders entitled to vote.

You may vote your shares in person at the Annual Meeting or vote by proxy in any of the following ways:

By Internet Go to: www.investorvote.com/sitc or the web address on your Proxy Card	By Telephone Call toll free: 1-800-652-8683	By Mail Sign the enclosed Proxy Card and return by pre-paid postage envelope

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2. Proposal One: Election of Eight Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the eight Director nominees identified below. If any of the nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of our Board of Directors (the “Board”) remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“For” All Eight Director Nominees

Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

Director Since: 2018 Age: 57 Independent: Yes Committees: • Audit • Nominating and Corporate Governance

LINDA B. ABRAHAM — Managing Director of Crimson Capital (early stage technology company investing and consulting)

Background: Since 2014, Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology and virtual reality. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, a leader in digital measurement and analytics which went public in 2007. Prior to co-founding comScore, Ms. Abraham co-founded Paragren Technologies, which provided software for customer relationship management systems (today owned by Oracle), and also served in various roles at Procter & Gamble and Information Resources, Inc., where she developed and commercialized a series of data-driven analytical products. Ms. Abraham also serves as the Vice Chair of Upskill, a virtual reality company for large scale manufacturing enterprises. Additionally, she serves on the boards of the Data Science Institute at the University of Virginia, the International Women’s Forum of Northern California and Tiger 21. Ms. Abraham is an active member of the World Economic Forum and is a member of the Selection Committee for the Technology Pioneer program. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Qualifications: Ms. Abraham’s qualifications to serve on the Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is increasingly critical to the Company’s corporate strategy and efforts to understand shopping patterns and merchandise mix.

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Director Since: 2000 Age: 64 Independent: Yes Committees: • Compensation (Chair) • Audit • Dividend Declaration

TERRANCE R. AHERN — Chairman of the Board, SITE Centers, and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern has also served as an Independent Director of KKR Real Estate Finance Trust since 2017. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (“PREA”), the National Association of Real Estate Investment Trusts (“NAREIT”), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 30 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

Director Since: 2017 Age: 49 Independent: Yes Committees: • Audit(Chair) • Compensation • Pricing

JANE E. DEFLORIO — Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions. Ms. DeFlorio also served as an Independent Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is also the Vice Chairman of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Board of Governors for The Parsons School of Design and the Board of Directors for the Museum at the Fashion Institute of Technology. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her recent service on another public company board, Ms. DeFlorio is uniquely qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

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Director Since: 2009 Age: 61 Independent: Yes Committee: • Nominating and Corporate Governance • Dividend Declaration • Pricing

DR. THOMAS FINNE — Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He served as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, until August 2019. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the board of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

Director Since: 2017 Age: 50 Independent: No Committees: • Dividend Declaration • Pricing

DAVID R. LUKES — President and Chief Executive Officer, SITE Centers

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes most recently served as Chief Executive Officer of Equity One, Inc. (“Equity One”), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s Board of Directors, from June 2014 until March 2017. Mr. Lukes also served as Equity One’s Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 through April 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes also serves as President, Chief Executive Officer and Director of Retail Value Inc. (“RVI”), an owner and operator of shopping centers located in the continental U.S. and Puerto Rico managed by SITE Centers, the shares of which are listed on the New York Stock Exchange, and as a Director of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region the shares of which are traded on the Helsinki Stock Exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his prior experience as Chief Executive Officer and Director of Equity One, his familiarity with the retail real estate investment trust (“REIT”) industry and his extensive expertise and experience in retail real estate development and operations.

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Director Since: 2002 Age: 68 Independent: Yes Committees: • Nominating and Corporate Governance (Chair)

VICTOR B. MACFARLANE — Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 35 years of real estate investment experience. He sits on the Advisory Board of the Robert Toigo Foundation and the Real Estate Executive Council. He is a member and former Trustee of the Urban Land Institute; a member and former Director of PREA; and a member of the International Council of Shopping Centers, the Chief Executives Organization and the World Presidents’ Organization.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 35 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

Director Since: 2015 Age: 52 Independent: Yes

ALEXANDER OTTO — Chief Executive Officer, ECE Projektmanagement G.m.b.H. & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Projektmanagement G.m.b.H. & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded company Deutsche EuroShop AG as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Mr. Otto served as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, until September 2019. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (Vibrant City) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

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Director Since: 2018 Age: 60 Independent: Yes Committees: • Audit • Compensation

DAWN M. SWEENEY — Former President and Chief Executive Officer of the National Restaurant Association (national trade association for the restaurant and foodservice industry)

Background: Ms. Sweeney served as the President and Chief Executive Officer of the National Restaurant Association, the national trade association for the nation’s restaurant and foodservice industry, from October 2007 until her retirement in December 2019. Prior to joining the National Restaurant Association, Ms. Sweeney was the President of AARP Services, a subsidiary of AARP, where she was responsible for revenue growth and new product development for the 50+ market. She also served as Group Executive for Membership, which focused on growing and diversifying AARP’s membership. Prior to joining AARP in 1999, Ms. Sweeney served as Vice President of Market Development for the National Rural Electric Cooperative Association and Vice President of Marketing for the International Dairy Foods Association. Ms. Sweeney also serves on the board of directors of MedStar’s National Medical Rehabilitation Hospital and on the executive and audit committees of the board of directors of Save the Children. She has also served as Vice Chair of the board of Save the Children Action Network and Chair of the board of the Bryce Harlow Foundation, an organization dedicated to ethics and integrity in lobbying. Ms. Sweeney earned a Bachelor of Science in Government from Colby College, and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience and her success in building revenues and sustaining growth as well as her position as a leader in the restaurant and foodservice industry, one of the fastest growing tenant categories.

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family, purchased 40,000,000 common shares of the Company, which we refer to as the Purchased Shares. In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of Directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of Directors. In accordance with the investor rights agreement, Dr. Finne has been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. Beginning in 2015, Mr. Otto has designated himself as the second person to be nominated by our Board pursuant to the investor rights agreement.

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2019 (except for Mr. Lukes) were, and all Directors nominated for election by the Board in 2020 (except for Mr. Lukes) are, independent within the meaning of the rules of the NYSE and, as applicable, the rules of the Securities and Exchange Commission (the “SEC”), including with respect to the applicable Director’s service on the Compensation Committee and/or, excluding Mr. Otto and Dr. Finne, the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or nominees who

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meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or nominee has with us (either directly or indirectly), and only those Directors or nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Secretary, Aaron M. Kitlowski, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and Corporate Governance Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

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Proxy Access

With the support of our shareholders, our Code of Regulations was amended in 2018 to provide proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

• have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;

• represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•   provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall be less than two.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

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3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

• Ensure that our Board fulfills its oversight and governance responsibilities;
• Consult and advise on any operational matters as requested by our Chief Executive Officer;
• Coordinate the Board’s self-assessment and evaluation process;
• Serve as liaison between the Company’s management and the non-management Directors;
• Coordinate the Board’s annual review and input to the Company’s strategic plan;

•   Assist the Nominating and Corporate Governance Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;

• Preside over meetings of our shareholders if the President is unavailable; and
• Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our Chief Executive Officer, recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2019, our Board held five meetings and undertook one written action. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board which were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our then current Directors nominated for election attended the Annual Meeting of Shareholders in May 2019. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management Directors who are not independent.

Committees of Our Board

During 2019, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.sitecenters.com, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

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AUDIT COMMITTEE

Members: • Ms. DeFlorio (Chair) • Mr. Ahern • Ms. Abraham • Ms. Sweeney

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; and the assessment and management of enterprise risk. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee, in accordance with our Corporate Governance Guidelines. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2019 is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws other than Ms. Abraham, who otherwise meets audit committee financial literacy requirements.

Meetings: The Audit Committee held eight meetings in 2019.

COMPENSATION COMMITTEE

Members: • Mr. Ahern (Chair) • Ms. DeFlorio • Ms. Sweeney

Responsibilities: The Compensation Committee: reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s compensation and executive benefit plans, including those under which executive officers and Directors receive benefits; reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Compensation Committee engages a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Compensation Committee deems appropriate.

Independence: All of the members of the Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Compensation Committee held four meetings and took written action on three occasions in 2019.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: • Mr. MacFarlane (Chair) • Ms. Abraham • Dr. Finne

Responsibilities: The Nominating and Corporate Governance Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance with, and reviews and makes recommendations regarding any waivers under, our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and Corporate Governance Committee held four meetings in 2019.

DIVIDEND DECLARATION COMMITTEE

Members: • Mr. Lukes (Chair) • Mr. Ahern • Dr. Finne

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee did not meet during 2019. The Dividend Declaration Committee took written action on four occasions in 2019.

PRICING COMMITTEE

Members: • Mr. Lukes (Chair) • Ms. DeFlorio • Dr. Finne

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee held one meeting in 2019.

SITE Centers Corp.  ï   2020 Proxy Statement    11

Risk Oversight

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal controls over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to the Board with respect to its oversight of these areas.

Compensation of Directors

Director Compensation Program

During 2019, our non-employee Directors were compensated in the form of an annual cash retainer and an annual stock retainer, which were intended to align the interests of our Directors and our shareholders, as shown below.

Component	Annual Amount	Payable
Annual Stock Retainer	Equal in value to $100,000	Quarterly in common shares
Annual Cash Retainer	$50,000	Quarterly in cash or common shares, at the Director’s election

Non-employee Directors are also paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at the Director’s election. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	Annual Fee

Committee	Chair ($)	Other Member ($)

Audit Committee	40,000	25,000

Compensation Committee	40,000	25,000

Nominating and Corporate Governance Committee	30,000	20,000

Dividend Declaration Committee	—	—

Pricing Committee	—	—

12    SITE Centers Corp.  ï  2020 Proxy Statement

2019 Director Compensation

In accordance with the compensation program described above, the non-employee Directors received the following compensation during 2019:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(3)	Total ($)

Terrance R. Ahern	215,000		100,021	315,021

Linda B. Abraham	95,000		100,021	195,021

Jane E. DeFlorio	115,000		100,021	215,021

Thomas Finne	70,000		100,021	170,021

Victor B. MacFarlane	80,000		100,021	180,021

Alexander Otto	50,024	(1)	100,021	150,045

Dawn M. Sweeney(2)	100,011		100,021	200,032

(1)	The amount reported in this column for Mr. Otto was paid in common shares.

(2)

The cash and stock awards listed for Ms. Sweeney were deferred into the Director’s Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(3)

The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), for stock awards granted quarterly to each of the non-employee Directors in 2019, based upon the closing price of our common shares on the dates of grant. The grant date fair values of the stock awards made to each Director in 2019 were as follows: $13.40 on February 15, 2019 (1,866 shares); $13.90 on May 15, 2019 (1,799 shares); $13.54 on August 15, 2019 (1,847 shares); and $14.90 on November 15, 2019 (1,678 shares).

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern and MacFarlane and Ms. Sweeney have deferred compensation represented by the following number of units as of December 31, 2019:

Name	Number of Units under the Directors’ Deferred Compensation Plan	Value of Units ($)(1)

Terrance R. Ahern	183,439(2)	2,571,828

Victor B. MacFarlane	51,125	716,776

Dawn M. Sweeney	14,697	206,059

(1)	Based on the closing price of our common shares on December 31, 2019 of $14.02.

(2)	In January 2020, 59,819 of these units were settled in common shares.

SITE Centers Corp.  ï   2020 Proxy Statement    13

Equity Deferred Compensation Plan

During his term as a Director prior to 2006, Mr. Ahern also had the right to defer the vesting of restricted shares pursuant to the Company’s Equity Deferred Compensation Plan. Vested deferred stock units under the Equity Deferred Compensation Plan will not be distributed to him until the end of the deferral period selected. As of December 31, 2019, Mr. Ahern had 514 units deferred under this plan valued at approximately $7,206 based on the closing price of our common shares on December 31, 2019 (341 of these units were settled and distributed to Mr. Ahern in common shares in January 2020).

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a Director (or $250,000 worth of shares). This ownership requirement generally must be met no later than the fifth anniversary of the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors because we want to have the interests of our non-employee Directors aligned with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee Director is required to retain at least 50% of the common shares and common share equivalents received by the Director as compensation until such time as the minimum share ownership requirement has been satisfied. Common share units acquired by Directors under our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2019.

14    SITE Centers Corp.  ï  2020 Proxy Statement

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2020, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Directors and Management	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)(7)

David R. Lukes	161,788(1)	*

Linda B. Abraham	14,457	*

Terrance R. Ahern	236,041(2)(3)	*

Jane E. DeFlorio	19,126	*

Conor M. Fennerty	735	*

Thomas Finne	47,865	*

Victor B. MacFarlane	71,619(3)	*

Michael A. Makinen	15,795(1)	*

Alexander Otto	40,771,073(4)	21.0

Dawn M. Sweeney	3,243(3)	*

Christa A. Vesy	91,501(1)(5)	*

Matthew L. Ostrower	36,633(6)	*

All Current Executive Officers and Directors as a Group (11 persons)	41,433,243	21.4

*	Less than 1%

(1)

Does not include 133,316, 37,443, 48,938 and 37,424 restricted stock units (“RSUs”) credited to the accounts of Messrs. Lukes, Makinen and Fennerty and Ms. Vesy, respectively, which will vest in future periods pursuant to their terms. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)

Does not include 173 stock units credited to the account of Mr. Ahern with respect to restricted common shares that would have vested pursuant to their terms but were deferred to the Company’s Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(3)

Does not include 126,318, 51,877 and 18,763 stock units credited to the accounts of Messrs. Ahern and MacFarlane and Ms. Sweeney, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(4)	For information regarding Mr. Otto’s beneficial ownership, see “Corporate Governance and Other Matters — Security Ownership of Certain Beneficial Owners.”

(5)	Includes 40,111 common shares subject to compensatory stock options exercisable on or prior to April 22, 2020.

(6)

Beneficial ownership information for Mr. Ostrower is provided as of November 27, 2019, his last date of service as an executive officer of the Company, based on his Form 4 filing with the SEC on March 2, 2019.

(7)	Percentages are calculated based on 193,845,629 of our common shares outstanding as of February 21, 2020.

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Environmental, Social and Governance (“ESG”) Highlights

SITE Centers is a self-administered and self-managed REIT in the business of acquiring, owning, developing, redeveloping, expanding, leasing, financing and managing shopping centers. We aspire to be a good corporate citizen, maintain an exciting workplace for our employees, operate our properties sustainably and engage with the many communities we serve, while driving value creation and favorable returns for our shareholders. Our ESG initiatives are detailed in our annual Corporate Responsibility and Sustainability Report (the “Report”), which was completed in accordance with Global Reporting Initiative (“GRI”) standards and can be found in the “Sustainability” section of our website at www.sitecenters.com. Below are some of the highlights of this Report along with recognition we have recently received on account of our ESG initiatives.

Recent Recognition

•	Included in Newsweek’s inaugural list of America’s Most Responsible Companies.

•

Included in the 2020 Bloomberg Gender-Equality Index (“GEI”) comprised of public companies committed to transparency in gender-data reporting and which have exhibited performance on certain gender-data metrics.

•

Rated “Green Star” by GRESB (Global Real Estate Sustainability Benchmark) for our sustainability benchmark results with an above average rating relative to our peer group with respect to our level of public ESG disclosures.

•	Recognized as a Silver Green Lease Leader by the U.S. Department of Energy and The Institute for Market Transformation for our development and implementation of green leases.

Environmental

•

Converted old parking lot lighting technology to LED lighting at substantially all of our wholly-owned properties, where feasible, between 2018 and the end of 2019. These installations included over 4,600 LED parking lot fixtures and hundreds of building fixtures. The upgrades created significant energy savings and provided better aesthetics and lighting levels for our tenants and customers.

•

Installed white reflective roofs as part of our ongoing replacement strategy at our owned and managed properties totaling 950,395 square feet in 2019 and 31.2 million square feet over the lifetime of our program. These reflective membranes allow for sunlight to be reflected back into the atmosphere, thereby reducing the urban heat island effect, decreasing the cooling costs of our tenants and reducing demand on local electrical grids.

•

Operated 214 electric car charging stations across our owned and managed portfolio at the end of 2019. These units provide some of the necessary infrastructure for electric vehicles to be utilized in our surrounding communities and allow us to play an additional role in global carbon reduction.

•	Utilized solar panels at 14 owned and managed sites to generate 3.7 megawatts of renewable power in 2019, which reduced our consumption of non-renewable energy sources.

•

Employed water conservation strategies when practical, including xeriscaping, rain water collection, re-use of grey water for chiller systems, drip irrigation installations, native landscaping and smart metering.

•	Worked with tenants to identify recycling and composting opportunities in order to divert approximately 41% of the waste generated at our owned and managed centers away from landfills.

•	Instituted a green lease platform where tenants contribute toward the Company’s environmental management plan and which provides for utility usage and data sharing.

16    SITE Centers Corp.  ï  2020 Proxy Statement

Social and Human Capital Management

•

Promote employee health and well-being by providing access to a competitive and comprehensive benefits program, a state-of-the-art fitness center located at our Beachwood, Ohio office staffed by a certified fitness and yoga instructor, our Make It Happen wellness program, flex time and summer hours, and scholarship opportunities for employees’ families.

•

Promote a diverse and inclusive culture through the organization’s Women of Influence program, which nurtures the development of women across the Company through mentoring programs, cross-function relationship building, networking and speaker events, and charitable giving initiatives. At the end of 2019, women represented 60.5% of our workforce and 42.6% of our managers.

•

Support communities in which we live through our strategic partnership with Ronald McDonald House Charities, implementation of our YOUnity program to support our employees’ charitable giving and enable efficient Company matching, and our Community Service Day Program, which allows employees to donate two paid workdays each year to charitable organizations of their choice. In 2019, the Company and its employees donated approximately $235,000 and 1,147 volunteer hours to charitable organizations of their choice.

•

Require that our property operations vendors agree to a vendor code of conduct and comply with terms and conditions that are designed to promote fair wages, adherence to applicable labor laws and high ethical standards.

Governance

•

Our Board of Directors values diversity in experience, professional background, tenure and gender. Three of our eight Directors (38%) are women, half of our Directors have served on the Board for fewer than five years, and seven of our eight Directors (88%) qualify as independent within the meaning of NYSE rules.

•	As discussed elsewhere in this Proxy Statement, we have adopted customary proxy access provisions and a majority vote standard in uncontested elections of Directors.

•

Our Code of Regulations can be amended by the affirmative vote of shareholders owning a majority of our common shares issued and outstanding on the applicable record date at any meeting of shareholders called for such purpose.

•

We do not have a classified Board of Directors. We are incorporated under the laws of the State of Ohio and, unlike many REITs incorporated in Maryland, we cannot classify our Board of Directors without shareholder consent.

•

We have opted out of the Ohio Control Share Act, which requires that an investor seeking to acquire shares in excess of certain ownership thresholds first obtain consent from disinterested shareholders.

SITE Centers Corp.  ï   2020 Proxy Statement    17

4. Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2020 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2021 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to performance, both in terms of operational and financial results as well as in creation and implementation of a corporate strategy which is designed to optimize shareholder value. At-risk elements such as annual incentives and long-term equity incentives comprise a significant portion of our overall executive remuneration. For these incentive plans, we establish performance metrics and objectives so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of time-based RSU awards is designed to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and retention of our named executive officers.

As further described below, we experienced a transition in our Chief Financial Officer position in November 2019 from Matthew Ostrower to Conor Fennerty. Upon his departure from the Company, Mr. Ostrower forfeited all time-based and performance-based equity which had not previously vested in accordance with its terms. Mr. Ostrower also did not receive any annual incentive compensation payout in connection with his service to the Company in 2019.

18    SITE Centers Corp.  ï  2020 Proxy Statement

Half of our Chief Executive Officer’s and, excluding Mr. Fennerty, 60% of our other named executive officers’ annual incentive award payout for 2019 was determined by reference to the Company’s performance with respect to two key quantifiable metrics: growth in same property net operating income (“Same Store NOI”) and operating funds from operations (“Operating FFO”). The remaining portion of these executives’ annual incentive award was tied to the Compensation Committee’s assessment of individual performance and the achievement of objectives for which the executive was individually responsible. For Mr. Fennerty, whose annual incentive compensation program was established early in 2019 at a time when he was not serving as an executive officer of the Company, his 2019 incentive award was determined entirely based on a subjective, discretionary assessment of his individual performance by the Compensation Committee. We believe you should vote “FOR” the 2019 compensation of our named executive officers because it was aligned with our actual 2019 performance and appropriately reflects key achievements resulting from their leadership.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Proxy Statement for the 2020 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee

Terrance R. Ahern, Chair

Jane E. DeFlorio

Dawn M. Sweeney

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2019 were Terrance R. Ahern, Jane E. DeFlorio, and Dawn M. Sweeney. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of Mr. Ahern or Mses. DeFlorio or Sweeney at the same time serves or served as executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

SITE Centers Corp.  ï   2020 Proxy Statement    19

5. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain and discuss our 2019 executive compensation program. This discussion is also intended to describe our compensation policies with respect to our executive officers and to provide a review of our compensation decisions for 2019. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the Chief Executive Officer, or CEO, and the other executive officers named in the “2019 Summary Compensation Table” below. We refer to the executive officers included in that table as our “named executive officers”.

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Executive Summary

2019 Performance Highlights

Following our management transition in 2017 and the RVI spin-off and Dividend Trust Portfolio transactions in 2018, we focused our efforts in 2019 both on the continued execution of the five-year sustainable growth plan announced at our October 2018 Investor Day presentation and on continued improvement of our balance sheet. Our five-year plan targets average annual growth in Same Store NOI of 2.75%, annual growth in Operating FFO of 5.00% and annual growth in net asset value (“NAV”) of 5.00%. As outlined in that presentation, significant drivers of projected Same Store NOI and NAV growth include plans to lease 60 anchor vacancies identified at the time of the presentation and make opportunistic investments of $75 million per year on average. As of January 31, 2020, we had leased 38 of the 60 anchor vacancies identified at the October 2018 presentation, of which 25 spaces were open and paying rent. During the course of 2019, we also invested an aggregate of approximately $99 million through a combination of the repurchase of 1.2 million of our common shares at an average cost of $11.31 per share and the acquisition of three shopping centers for an aggregate purchase price of approximately $85 million. This collective activity contributed significantly to our 2019 Same Store NOI growth of 3.6% and 2019 Operating FFO of $1.27 per share.1

We also took significant steps in 2019 to continue to improve the strength of our balance sheet and the quality of our portfolio. In October 2019 we sold approximately 13.2 million shares of our common stock for net proceeds of approximately $195 million ($14.76 per share). In November 2019, we used the proceeds from this offering to redeem all of our outstanding 6.50% Class J Cumulative Redeemable Preferred Shares having an aggregate liquidation preference of $200 million. In addition, in October 2019, we announced an agreement to sell our 15% stake in the DDRTC joint venture, comprised of twenty-one properties with population and household income demographics substantially below those of our consolidated portfolio, to our joint venture partner for net proceeds of approximately $143 million before giving effect to working capital adjustments in a transaction which closed in February 2020.

We believe that support for the execution of our strategy to date is evidenced by the performance of our common stock and feedback from the investment community. From December 14, 2017, the date on which the Company’s current management team commenced the implementation of its strategy with the announcement of its plan to spin off RVI, through close of trading on February 28, 2020, the total shareholder return on the Company’s common shares was 0.6% compared to a return of -5.9% for the FTSE NAREIT Shopping Center Index.

[1]

More information with respect to the calculation of Same Store NOI growth and a reconciliation of net income (loss) attributable to SITE Centers to Same Store NOI can be found on pages 54 to 55 of our Annual Report on Form 10-K for the year ended December 31, 2019. For a discussion of Operating FFO and a reconciliation of net income (loss) attributable to common shareholders to Operating FFO for the year ended December 31, 2019, including on a per share basis, see pages 51 to 54 of our Annual Report on Form 10-K for the year ended December 31, 2019.

20    SITE Centers Corp.  ï  2020 Proxy Statement

Chief Financial Officer Transition and Employment Agreement

On November 5, 2019, Mr. Ostrower, our former Executive Vice President, Chief Financial Officer and Treasurer, informed us of his intention to terminate his employment with us. Upon his departure from the Company on November 27, 2019, Mr. Ostrower forfeited all time-based and performance-based equity which had not previously vested in accordance with its terms. Mr. Ostrower also did not receive any annual incentive compensation payout in connection with his service to the Company in 2019.

On November 6, 2019, the Board appointed Mr. Fennerty as the Company’s Executive Vice President, Chief Financial Officer and Treasurer effective upon Mr. Ostrower’s departure. Mr. Fennerty was not serving as an executive officer of the Company at the beginning of 2019, so he did not participate in all of the same compensation programs as our other named executive officers. We have outlined where there are differences in the compensation programs for Mr. Fennerty in this Proxy Statement. In particular, compensation arrangements with Mr. Fennerty, and considerations relevant to the Committee’s design thereof, are more fully described below under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

2019 Annual Incentive Compensation Program Overview

Our 2019 annual performance-based incentive compensation program for our named executive officers, excluding Mr. Fennerty, was adopted by the Committee in March 2019 and was based upon a combination of quantitative and qualitative performance measures. Half of our CEO’s and 60% of our other participating named executive officers’ annual incentive award for 2019 was linked to the Company’s performance during the year with respect to two key metrics: Same Store NOI growth and Operating FFO. The remainder of the annual incentive award determinations involved a qualitative assessment of each participating named executive officer’s performance, with particular consideration given to the achievement of pre-identified goals for which each participating executive was individually responsible.

Mr. Ostrower resigned his employment with us effective November 27, 2019 and therefore did not receive any annual incentive payment on account of his performance in 2019. In addition, in contrast to the program described above, Mr. Fennerty’s 2019 annual performance-based incentive compensation program was originally designed in early 2019, prior to his appointment as an executive officer, to involve a subjective, discretionary assessment of his individual performance and was not based on formulaic performance metrics or specific goal assessment. In consideration of the significant portion of the year which had elapsed prior to Mr. Fennerty’s promotion as our Chief Financial Officer in November 2019, the Committee determined to retain this original design, and the amount of Mr. Fennerty’s 2019 annual incentive compensation was determined by the Committee based on a subjective assessment of his performance for the year.

According to this design, and based on the achievements highlighted below, the Committee approved annual incentive payments to our named executive officers for 2019 at the following levels:

Named Executive Officer	Annual Incentive Target ($)	Actual Annual Incentive Award Payout ($)
David R. Lukes	1,062,500	1,445,000
Michael A. Makinen	500,000	650,000
Conor M. Fennerty	N/A	350,000
Christa A. Vesy	285,000	492,480
Matthew L. Ostrower	500,000	0

In accordance with their employment agreements, annual incentive payments were provided to Messrs. Lukes, Makinen and Fennerty in cash and to Ms. Vesy in a combination of cash and RSUs.

SITE Centers Corp.  ï   2020 Proxy Statement    21

Overview of 2019 Equity Grants and Performance-Based Equity Results

2019 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 2, 2019, Messrs. Lukes, Makinen and Ostrower were granted 225,158, 75,053 and 75,053 performance-based RSUs having “target” values of $3 million, $1 million and $1 million, respectively, subject to a performance period beginning on March 1, 2019 and ending February 28, 2022. These performance-based RSUs (or “PRSUs”) become payable to the executives in shares of our common stock at the end of the performance period, if at all, based on the percentile rank of the total shareholder return (“TSR”) of the Company measured over the performance period as compared to the total shareholder return of a defined group of peer companies, subject generally to the executives’ continued employment with us. If our TSR does not exceed the 33rd percentile of the peer group during the performance period, no shares will be earned by the participants at the conclusion of the performance period. Upon his departure from the Company, Mr. Ostrower forfeited this award. For more information about these awards, see “– 2019 Compensation Program – Performance-Based and Retention-Based Equity Grants” below.

2019 Retention-Based RSU Awards. On February 22, 2019, Messrs. Lukes, Makinen and Ostrower were granted 70,476, 20,403 and 20,403 time-based RSUs having grant date fair values of $950,016, $275,032 and $275,032, respectively, which RSUs generally vest in substantially equal installments on each of the first three anniversaries of the grant date, subject generally to the executives’ continued employment with us. In general, these awards were granted to the executives to help motivate and retain the core of our successful leadership team, and to help us avoid losing them to other employment opportunities. Despite the Committee granting this award, Mr. Ostrower forfeited these time-based RSUs upon his departure from the Company in November 2019 to pursue another opportunity. In retrospect, Mr. Ostrower’s departure confirms the need for and the advisability of our Committee in designing and granting these retention awards in early 2019. Ms. Vesy also received 22,701 RSUs in early 2019 in settlement of her annual incentive opportunity for 2018, which RSUs generally vest in substantially equal installments on each of the first three anniversaries of the grant date. On November 6, 2019, in connection with the execution of his employment agreement, Mr. Fennerty was granted 19,342 RSUs which vest in equal installments on the second and third anniversaries of the grant date. For more information about these awards, see “– 2019 Compensation Program – Performance-Based and Retention-Based Equity Grants” below.

Settlement of Certain 2017 Performance-Based Awards; Realized Pay. On March 1, 2017, in accordance with the terms of their employment agreements, the Company granted to each of Messrs. Lukes, Makinen and Ostrower performance shares having a performance period ending on February 28, 2018, performance-based RSUs having a performance period ending on February 28, 2019 and additional performance-based RSUs having a performance period ending on February 28, 2020. Based on the relative TSR of the Company during the 12-month period ended February 28, 2018, the 24-month period ending February 28, 2019 and the 36-month period ended February 28, 2020, no shares were earned by Messrs. Lukes, Makinen or Ostrower with respect to the one-year performance shares or the two-year and three-year performance-based RSUs having performance periods ending on those dates (the three-year performance based RSUs were forfeited by Mr. Ostrower upon his departure, but would not have paid out even if he had remained with the Company through the full performance period).

The results of these performance-based awards are evidence of the alignment of our compensation program with actual performance: due to the relative performance of our share price, the participating named executive officers have earned significantly less compensation to date than intended under our performance-based equity programs and less compensation than the target compensation levels provided in their March 2017 employment agreements. In addition, in certain cases our named executive officers have realized significantly less compensation than the compensation levels reported for applicable prior years (namely 2017) in the “2019 Summary Compensation Table” below. For example, although the one-year performance shares, two-year performance-based RSUs and three-year performance-based RSUs awarded to Mr. Lukes in March 2017 had grant date fair values of approximately $455,000, $918,000 and $1.4 million, respectively, and in the aggregate comprised approximately $2,773,000 of the $7,541,235 total compensation reported for Mr. Lukes for 2017 in the Summary Compensation Table, no compensation was ultimately paid to Mr. Lukes in respect of these awards.

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For a summary of performance-based equity awards granted to Messrs. Lukes, Makinen and Ostrower in 2017, 2018 and 2019 and their status through February 29, 2020, see “– 2019 Compensation Program – Status of Performance-Based Equity Grants” below.

Investor Outreach

We proactively meet with our largest shareholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2019, we have held meetings with sixteen of our largest institutional investors who we believe collectively own, together with members of the Otto family, over 60% of our common shares as of December 31, 2019. Topics of discussion in these meetings often include executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand our executive compensation program and have a favorable view of the alignment of pay and performance created by the program’s significant use of performance-based equity. Based on these meetings, we are not aware of any significant shareholder concerns regarding our pay practices or executive compensation program.

Compensation Program Design

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to:

• attract, retain and motivate executives who are capable of advancing our mission and strategy and ultimately maintain and grow our long-term equity value;
• reward executives in a manner aligned with our financial performance, organizational objectives and their individual goals;
• align the management team’s interests with our shareholders’ long-term interests through equity participation and ownership; and
• ensure that the cost of the compensation program is reasonable to shareholders.

Our compensation program rewards executives for not only delivering superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Our executives and the Board have intentionally avoided short-term decisions that might produce inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhance net asset value.

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We entered into employment agreements with Messrs. Lukes, Makinen and Ostrower in March 2017 and with Mr. Fennerty in November 2019, which agreements form the foundation of our executive compensation program for these executives. In negotiating these agreements, the Committee emphasized the use of performance-based awards for both the annual and long-term incentive components of these executives’ compensation in order to better align the interests of our named executive officers with those of the Company’s shareholders. At 2019 “target” compensation levels, the compensation of our CEO is summarized in the chart below, illustrating that our program is heavily weighted toward “at risk”, incentive compensation:

*	Aggregate annualized grant date fair value of the March 2017 and February 2019 time-based RSU awards over their respective four year and three year vesting periods.
**	Annual cash incentive is shown at the Target level. The annual incentive payout ranges from $0 (below Threshold) to $1,700,000 (Maximum).

The ultimate payout with respect to our long-term performance equity is dependent entirely on our TSR relative to that of a defined group of peer companies. Largely as a result of stock performance in 2017, our total shareholder return lagged that of the peer companies during the one-, two- and three-year performance periods ending on February 28, 2018, February 28, 2019 and February 28, 2020, respectively, applicable to performance-based equity awarded to Mr. Lukes in March 2017. As a result, the amount of compensation realized by Mr. Lukes in recent years has been significantly below his target compensation, which further evidences our compensation philosophy and commitment to strongly align the interests of management and shareholders through the use of performance-based equity. For a summary of performance-based equity awards granted to Mr. Lukes and their status through February 29, 2020, see “– 2019 Compensation Program – Status of Performance-Based Equity Grants” below.

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Principal Elements of Our Compensation Program

The following table summarizes the key elements of our named executive officer compensation program for 2019:

Type	Element	Form	Objectives	Characteristics

Fixed	Base Salary	Cash	Competitive annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis and contractual commitments

At Risk / Performance- Based Incentive	Annual Performance- Based Incentive Compensation	Cash and, for Ms. Vesy, time-based RSUs	Incentivizes executives to achieve individual and Company objectives and aligns executives’ compensation interests with shareholders’ investment interests	Payouts typically earned based on financial and operating metrics and individual performance and, in the case of RSUs awarded to Ms. Vesy, subject to additional time-based vesting

	Long-Term Incentive Compensation	Performance- Based RSUs or Performance Shares (for Messrs. Lukes, Makinen, Ostrower and Fennerty)

Motivates and rewards executives for achieving relative total shareholder return objectives, helps attract and retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Earned based on total shareholder return achievement relative to a peer group

		Time-Based RSUs	Helps attract and retain executives, and aligns executives’ compensation interests with shareholders’ investment interests by linking the value ultimately realized to the Company’s share price	Generally subject to time-based vesting on a ratable basis

Other	Retirement Benefits	Plan Contributions	Provides benefits that are competitive with industry practices	Standard tax-qualified defined contribution (401(k)) plan that provides a tax efficient vehicle to accumulate retirement savings, subject to limits on compensation under the Internal Revenue Code

Nonqualified deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

	Health and Other Welfare Benefits	Benefit Coverage	Provides benefits that are competitive with industry practices	Broad-based employee benefits program, including health, life, disability and other insurance, and customary fringe benefits providing for basic health and welfare needs

	Perquisites	Expense Reimbursement	Helps attract and retain executives	Automobile service for Mr. Lukes. Reimbursement of life insurance premiums for Messrs. Lukes, Ostrower and Fennerty

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Pay Governance

Over the past several years we have adopted a number of compensation-related policies and have entered into new employment agreements with our executives in order to implement several best practices in executive compensation. The following are key features of our executive compensation program.

What We Do		What We Don’t Do
✓	We tie pay to performance by making a significant portion of compensation “at risk”.	X	We do not guarantee minimum incentive bonus awards.

✓	Annual incentive pay is generally based on multiple performance metrics established at the beginning of each year and individual performance.	X	We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

✓	A significant portion of the value of long-term performance incentives depends on relative shareholder return.	X	We do not pay dividends on unearned equity awards subject to performance-based vesting.

✓	We have stock ownership guidelines for our Directors and our named executive officers.	X	We do not allow Directors or officers to hedge or pledge company securities.

✓	We engage an independent compensation consultant to advise the Committee, which is comprised solely of independent Directors.	X	We do not allow for repricing of stock options without shareholder approval.

		X	We do not include excise tax gross-up provisions in our executive compensation arrangements.

		X	We do not offer excessive perquisites or special health and welfare plans to executives.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives and subjectively evaluates individual performance, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our named executive officers.

Our CEO provides significant input in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

For 2019, the Committee continued its retention of Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE

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listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

Among other matters, in 2019 Gressle & McGinley assisted the Committee with its:

• Implementation of our 2019 annual executive incentive compensation program and year-end performance review of our named executive officers;
• Evaluation of an increase in the target amount of performance-based RSUs awarded to Messrs. Makinen and Ostrower in February 2019;
• Evaluation of the amount and design of time-based RSU awards granted to Messrs. Lukes, Makinen and Ostrower in February 2019;
• Analysis of peer data used to determine the appropriate level and forms of compensation provided in the employment agreement executed with Mr. Fennerty;
• Annual evaluation of the Company’s Director compensation program; and

•   Analysis of whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

Consideration of 2019 Say-on-Pay Voting Results

At our 2019 Annual Meeting, we received nearly 99% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The Committee considered this result in connection with its review of compensation policies and decisions in 2019. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and the Committee chose not to make any substantial changes to the existing program for 2019 specifically in response to the 2019 Say-on-Pay voting results. The Committee will, however, continue to work with Gressle & McGinley to monitor changes in executive compensation to keep our executive compensation program aligned with best practices in our competitive market.

2019 Compensation Program

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. These base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. Base salaries may be increased by the Committee from time to time, including at the time we extend or enter into new employment agreements with our named executive officers, based on market conditions and prior performance.

Base salaries for Messrs. Lukes, Makinen and Ostrower were established by the Committee in March 2017 in connection with the execution of their employment agreements and were not adjusted for 2018 or 2019. Mr. Fennerty’s base salary level was increased in November 2019 from $280,000 to $400,000 in connection with the execution of his employment agreement and his appointment as our Executive Vice President, Chief Financial Officer and Treasurer. Ms. Vesy’s base salary level was increased on January 1, 2019 from $340,000 to $380,000 in accordance with the terms of her amended employment agreement that she had negotiated with us.

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Annual Incentive Compensation Design

The employment agreements with our named executive officers specify threshold, target and maximum annual incentive amounts (as a percentage of salary, or, for the portion of Ms. Vesy’s award that is payable in RSUs, salary plus earned annual incentive award). Our named executive officers are not guaranteed an annual incentive payment and each named executive officer’s annual incentive payment can be as low as zero or as high as the maximum amount set forth in his or her agreement based on the degree of achievement of corporate and individual performance measures established by the Committee at the beginning of each year. Though our employment agreement with Mr. Fennerty specifies threshold, target and maximum annual incentive amounts for calendar year 2020 and beyond, the agreement provided the Committee with discretion in determining the amount of his 2019 annual incentive award, if any. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our named executive officers for 2019 pursuant to the terms of his or her employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, was as follows:

	Dollar Value of
Named Executive Officer	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Maximum Payout as a Percentage of Base Salary

David R. Lukes	$0	$425,000	$1,062,500	$1,700,000	200%
Michael A. Makinen	$0	$250,000	$500,000	$750,000	150%
Matthew L. Ostrower	$0	$250,000	$500,000	$750,000	150%
Christa A. Vesy	$0	$133,000	$285,000	$646,000	170%
Conor M. Fennerty	$0	N/A	N/A	N/A	N/A

In March 2019, the Committee established our 2019 annual incentive compensation program for Messrs. Lukes, Makinen and Ostrower and Ms. Vesy. The program used a combination of company-wide operating and portfolio objectives as well as tailored goals for which the applicable named executive officer was individually responsible. In each case, the Committee believed that the performance measures were appropriate because their achievement should contribute to our long-term success and the creation of value for our shareholders. Mr. Fennerty’s 2019 annual performance-based incentive compensation program was originally designed by our Chief Executive Officer in early 2019 when Mr. Fennerty was not serving as an executive officer of the Company. The original design of Mr. Fennerty’s 2019 incentive compensation program involved a subjective, discretionary assessment of his individual performance and was not based on formulaic performance metrics or specific goal assessment. No performance objectives or goals were implemented by the Committee to govern Mr. Fennerty’s 2019 incentive award following his promotion in November 2019 given the significant portion of the year which had elapsed prior to his appointment as our Executive Vice President, Chief Financial Officer and Treasurer.

The following charts identify the performance measures applicable to Messrs. Lukes, Makinen and Ostrower and Ms. Vesy, the range of performance in 2019 for which points were awarded and the weighting of each of the performance measures to the overall score. Within the performance ranges applicable to each quantitative metric, the program awarded from one to five points based on the Company’s level of actual performance relative to break-points within the stated performance range on a formulaic, nondiscretionary basis. No points were earned on account of any quantitative measure to the extent actual performance was below the bottom end of the identified performance range. In the case of each individualized performance measure, the participating named executive officers received from zero to five points based on the Committee’s subjective assessment of performance. After points were awarded for each performance measure, each participating named executive officer was given an overall score based on the weighting of each measure as indicated below. An overall score of one point corresponded to a “threshold” incentive payout, a score of three points corresponded to a “target” incentive payout and a score of five points corresponded to a “maximum” incentive payout, in each case as indicated in the applicable executive’s employment agreement (with straight line interpolation applicable to scores between those break-points). Due to Mr. Ostrower’s departure in November 2019, the Committee did not complete a review or evaluation of his performance against his performance measures.

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Mr. Lukes’ Performance Measures	Performance Range	Results	Measurement Weighting
Same Store NOI growth(1)	0.5% to 2.5%	3.6%	30%
Operating FFO per share(2)	$1.11 to $1.19	$1.27	20%
Leasing progress	0 to 5	3	10%
Advancement of sustainable, long-term business plan	0 to 5	5	10%
Committee’s evaluation	0 to 5	3	30%

Mr. Makinen’s Performance Measures	Performance Range	Results	Measurement Weighting
Company goals(3)	0 to 5	5	60%
Tenant selection and merchandise mix	0 to 5	3	10%
Committee’s evaluation	0 to 5	3	30%

Mr. Ostrower’s Performance Measures	Performance Range	Results	Measurement Weighting
Company goals(3)	0 to 5	N/A	60%
Balance sheet management	0 to 5	N/A	10%
Committee’s evaluation	0 to 5	N/A	30%

Ms. Vesy’s Performance Measures	Performance Range	Results	Measurement Weighting
Company goals(3)	0 to 5	5	60%
Financial statement reporting and accuracy	0 to 5	3	10%
Committee’s evaluation	0 to 5	3	30%

(1)

The Company defines Same Store NOI, a supplemental non-GAAP financial metric, as property revenues less property-related expenses, which exclude straight-line rental income and expenses, lease termination income in excess of lost rent, management fee expense, fair market value of leases and expense recovery adjustments. Same Store NOI also excludes activity associated with development and major redevelopment and includes assets owned in comparable periods. Same Store NOI excludes all non-property and corporate level revenue and expenses. Other real estate companies may calculate Same Store NOI in a different manner. For the limited purpose of determining 2019 executive incentive payouts, reported Same Store NOI growth was designed to be adjusted to eliminate the negative impact of unbudgeted tenant bankruptcies, though no such adjustment was ultimately made. The Company believes NOI provides useful information to investors regarding the Company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and, when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. The Company believes Same Store NOI provides investors with additional information regarding the operating performances of comparable assets because it excludes certain non-cash and non-comparable items as noted above.

(2)

Funds from Operations (“FFO”) is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of REIT performance. FFO is generally defined and calculated by the Company as net income (loss) (computed in accordance with GAAP), adjusted to exclude: (a) preferred share dividends, (b) gains and losses from disposition of real estate property and related investments, which are presented net of taxes, (c) impairment charges on real estate property and related investments, including reserve adjustments of preferred equity interests, and (d) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company’s calculation of FFO is consistent with the definition of FFO provided by NAREIT. The Company calculates Operating FFO by excluding certain non-operating charges, income and gains in order to allow investors to analyze the results of its operations and assess performance of the core operating real estate portfolio. For the limited purpose of determining 2019 executive incentive compensation, reported Operating FFO per share was designed to be adjusted to eliminate the negative impact of unbudgeted tenant bankruptcies, though no such adjustment was ultimately made. The Company believes that Operating FFO provides additional indicators of the financial performance of a REIT. The Company also believes that Operating FFO more appropriately measures the core operations of the Company and provides benchmarks to its peer group. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate Operating FFO in a different manner.

(3)

For each of Messrs. Makinen and Ostrower and Ms. Vesy, “company goals” were defined to consist of the same two organizational-level goals established for Mr. Lukes, namely Same Store NOI growth and Operating FFO per share.

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Annual Incentive Compensation Decisions

Based on actual performance in 2019 and the weightings assigned to each performance measure, the Committee determined that Mr. Lukes earned a weighted average score of 4.2 points under the 2019 incentive compensation program. Pursuant to the terms of his employment agreement, Mr. Lukes’ score entitled him to a 2019 incentive bonus of $1,445,000 (approximately 136% of his incentive award target) which was paid in cash.

The Committee determined that Mr. Makinen earned a weighted average score of 4.2 points under the 2019 incentive compensation program. Pursuant to the terms of his employment agreement, Mr. Makinen’s score entitled him to a 2019 incentive bonus of $650,000 (approximately 130% of his incentive award target) which was paid in cash.

Based on a discretionary evaluation of his performance, with significant input from our CEO, the Committee awarded Mr. Fennerty 2019 incentive compensation of $350,000, which amount was paid in cash.

The Committee determined that Ms. Vesy earned a weighted average score of 4.2 points under the 2019 incentive compensation program. Pursuant to the terms of her employment agreement, Mr. Vesy’s score entitled her to a 2019 incentive bonus of $492,480 (approximately 173% of her incentive award target), $243,200 of which amount was paid in cash and $249,280 of which amount was paid in RSUs. The number of RSUs granted to Ms. Vesy was calculated based on the value of our common shares as of the grant date and generally vests in three equal installments on the first three anniversaries of the grant date.

No annual incentive amount was paid to Mr. Ostrower on account of his resignation from the Company in November 2019.

With respect to the individualized, qualitative components of the named executive officers’ annual incentive compensation program (or, for Mr. Fennerty, his entire annual incentive compensation program), the Committee recognized the named executive officers’ collective contributions to strong 2019 operating results, the significant improvement in the Company’s balance sheet (including levels of secured indebtedness and preferred stock), the continued reduction of general and administrative expenses in order to better align with the Company’s reduced portfolio size, and higher fee revenues than expected due to successful execution of assets sales within the joint venture and RVI platforms. The Committee also considered the following individual achievements:

•   For Mr. Lukes: contributions to strategy definition and execution, including efforts to diversify the Company’s portfolio and tenant roster through acquisitions of urban and alternative-anchored shopping centers; realization of value within the redevelopment pipeline through entitlements and subsequent land sales and ground leases; successful transition of the Chief Financial Officer role; and substantial increase in ancillary income initiatives and revenues.

•   For Mr. Makinen: implementation of consumer data analytics platform in order to better identify and improve economic returns on acquisition and leasing opportunities; led initiative to expedite anchor tenant build-outs in order to achieve earlier rent commencement dates; restructured leasing department leadership and organization; and assumption of leadership role with respect to a major industry trade conference in order to improve the Company’s visibility and relationships with tenants.

•   For Mr. Fennerty: assumption of leadership role from prior Chief Financial Officer with respect to the Company’s banking and investor relationships; restructured funds management team in order to successfully support new Dividend Trust Portfolio relationships; led analysis of value and opportunities with respect to the Company’s legacy joint venture arrangements; and originated Shopko advisory engagement and fee opportunity.

•   For Ms. Vesy: adoption of new lease accounting standards; leadership in tax planning with respect to joint venture initiatives with foreign investors; leadership of efforts to modernize and consolidate workspace within the Company’s headquarters located in Beachwood, Ohio; contributions to general and administrative expense analysis and reductions; and playing a key role in facilitating successful transition of the Chief Financial Officer role.

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Performance-Based and Retention-Based Equity Grants

2019 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 2, 2019, Messrs. Lukes, Makinen and Ostrower were granted 225,158, 75,053 and 75,053 performance-based RSUs subject generally to a performance period beginning on March 1, 2019 and ending on February 28, 2022 and having “target” values of $3,000,000, $1,000,000 and $1,000,000, respectively. In the case of Messrs. Makinen and Ostrower, the target value of these awards was increased from $600,000 as set forth in their employment agreements to $1,000,000 following the Committee’s consideration of a report from Gressle & McGinley evidencing that the existing level of target annual compensation for these executives had fallen below the median compensation of comparable executives at eight of the Company’s direct shopping center REIT peers and a desire to provide these executives with a greater incentive to help the Company achieve its five-year strategic plan.

In the case of Messrs. Lukes and Makinen, these performance-based RSUs become payable to the executive at the end of the performance period, if at all, based on the percentile rank of the TSR of the Company (adjusted as described below) measured over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

Performance Level	Relative TSR	Percentage Earned
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	50%
Target	55th percentile	100%
Maximum	70th percentile or above	200%

For these purposes, the peer companies consist of: Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., Urban Edge Properties, and Weingarten Realty Investors. These eleven entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on the Company’s common stock during the performance period are deemed reinvested in additional shares of the Company’s common stock. In the event that the TSR of the Company during the performance period is negative, the number of performance-based RSUs earned by the executive will be reduced by one-third. The performance-based design of this award no longer applies for Mr. Ostrower, as he forfeited this award upon his departure from the Company.

2018 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, in March 2018, Messrs. Lukes, Makinen and Ostrower were granted performance-based RSUs substantially similar to the 2019 performance-based RSU awards described above, subject generally to a performance period beginning on March 1, 2018 and ending on February 28, 2021 and having “target” values of $3,000,000, $600,000 and $600,000, respectively. Although Mr. Ostrower forfeited this award upon his departure from the Company, these awards remain outstanding and unvested for Messrs. Lukes and Makinen as the applicable performance period has yet to be completed.

Settlement of Certain Performance-Based Awards. In early 2018, 2019 and 2020, attainment of the performance objectives was determined with respect to the performance share and performance-based RSU awards granted to Messrs. Lukes, Makinen and Ostrower in 2017 that were subject to a performance period beginning on March 1, 2017 and ending on each of February 28, 2018, February 28, 2019 and February 28, 2020, respectively (the “Completed Awards”). From 0% to 200% of each Completed Award could have been earned based on the percentile rank of the TSR of the Company (incorporating, as a result of equitable adjustments approved by the Committee in connection with the spin-off of RVI, dividend and share price performance of RVI, accounting for the distribution ratio for the spin-off) measured over the applicable performance period as compared to the total

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shareholder return of the same set of peer companies described above with respect to 2019 performance-based RSU awards, and using the same performance matrix as set forth above for such 2019 performance-based RSU awards. Based on relative TSR performance during the applicable performance periods, no portion of the Completed Awards was earned and no shares were received by Messrs. Lukes, Makinen and Ostrower with respect to these awards (the three-year performance based RSUs were forfeited by Mr. Ostrower upon his departure, but would not have paid out even if he had remained with the Company through the full performance period).

On February 28, 2021 and February 28, 2022, attainment of the performance objectives with respect to the performance-based RSUs granted to Messrs. Lukes and Makinen in March 2018 and March 2019, respectively, will be determined. If the performance period applicable to the performance-based RSUs granted in March 2018 and March 2019 had ended on February 28, 2020, 60% and 59%, respectively, of the target number of shares applicable to these awards would have been earned by Messrs. Lukes and Makinen thereunder based on our TSR relative to the peer companies through that date.

2019 Retention-Based RSUs. In February 2019, Messrs. Lukes, Makinen and Ostrower were granted 70,476, 20,403 and 20,403 time-based RSUs having grant date fair values of $950,016, $275,032 and $275,032, respectively. These one-time awards vest in substantially equal installments on the first three anniversaries of the grant date, subject generally to the executives’ continued employment with us. Following its consideration of a report received from Gressle & McGinley, the Committee concluded that these awards were necessary and appropriate to incentivize the core of our successful leadership team and to help us avoid losing them to other employment opportunities, especially in the light of the outsized reliance of the Company’s existing executive compensation program on performance-based equity (relative to the degree of utilization of performance-based equity in peer compensation programs). Despite the Committee granting this award, Mr. Ostrower forfeited all unvested performance-based and time-based equity, including these RSUs, upon his departure from the Company in November 2019 to pursue another opportunity. In retrospect, Mr. Ostrower’s departure confirms the need for and the advisability of our Committee in designing and granting these retention awards in early 2019.

Mr. Fennerty received a payout of 2,910 time-based RSUs in February 2019 having a grant date fair value of $39,227 as part of his 2018 annual incentive award earned based on 2018 performance. This award vests in substantially equal installments on the first three anniversaries of the grant date. In November 2019, Mr. Fennerty also received 19,342 RSUs having a grant date fair value of $268,854, which RSUs generally vest in equal installments on the second and third anniversaries of the grant date. These RSUs were provided due to negotiations between the Company and Mr. Fennerty regarding his promotion compensation package.

Ms. Vesy received a payout of 20,701 time-based RSUs in February 2019 having a grant date fair value of $306,009 as part of her 2018 annual incentive award earned on account of 2018 performance. This award generally vests in substantially equal installments on the first three anniversaries of the grant date.

More information concerning the terms of the employment agreements, including the equity compensation granted to the executives thereunder, is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

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Status of Performance-Based Equity Grants

The table below summarizes the performance periods and payout, or projected payout, of the TSR-based performance equity awarded to Messrs. Lukes, Makinen and Ostrower in March 2017, March 2018 and March 2019 based on our total shareholder return as of February 28, 2020. For Mr. Lukes, the table also includes a comparison of the value included in the 2019 Summary Compensation Table for each of these awards to the value actually realized, or projected to be realized, by Mr. Lukes.

Performance Period	2017	2018	2019	2020	2021	Status	% Payout	Summary Compensation Table Value – CEO (Year)	Actual Realized Value – CEO (Year)
2017 1-Year Performance Shares	100% Completed					Below Threshold and 100% Forfeited	0%	$454,686 (2017)	$0 (2018)
2017 2-Year PRSUs	100% Completed					Below Threshold and 100% Forfeited	0%	$918,225 (2017)	$0 (2019)
2017 3-Year PRSUs	100% Completed					Below Threshold and 100% Forfeited	0%	$1,428,225 (2017)	$0 (2020)
2018 3-Year PRSUs		67% Completed				Above Threshold but Below Target	60%*	$3,379,167 (2018)	$1,945,915* (2021)
2019 3-Year PRSUs			33% Completed			Above Threshold but Below Target	59%*	$3,337,532 (2019)	$1,637,820* (2022)

*

Projected based on total shareholder return as of February 28, 2020. Projection of actual realized value for the CEO (i) includes dividends declared through February 28, 2020 on shares projected to be awarded and (ii) reflects a 1/3 reduction in projected payout with respect to the 2019 3-Year PRSUs on account of a negative TSR through February 28, 2020.

Other Benefits and Information

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2019. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2019, each of Messrs. Lukes, Makinen, Ostrower and Fennerty and Ms. Vesy were eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees.

Pursuant to his employment agreement, Mr. Lukes is entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements, Messrs. Lukes, Ostrower and Fennerty are entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Messrs. Lukes and Ostrower and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we made semi-monthly matching contributions during 2019 equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an

SITE Centers Corp.  ï   2020 Proxy Statement    33

unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any participant who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Lukes, Makinen and Ostrower elected to defer a portion of their 2019 total annual cash compensation pursuant to the Elective Deferred Compensation Plan. For more information on the value of annual cash compensation deferred by the named executive officers in 2019, please refer to the 2019 Summary Compensation Table and the 2019 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, certain of our officers, including the named executive officers, have the right to defer the receipt of RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. None of our named executive officers elected to defer 2019 service-based RSUs pursuant to the Equity Deferred Compensation Plan.

Stock Ownership Guidelines

Under our stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the Chief Executive Officer, the multiple is five times his annual base salary; for the Chief Operating Officer and Chief Financial Officer, the multiple is three times his annual base salary; and for all other executive officers, the multiple is one times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied (1) initially, by no later than the fifth anniversary of the first March 31st following the date such officer receives his or her first grant as a named executive officer, and then (2) on each anniversary of March 31st thereafter. To that end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to retain 50% of the common shares or common share equivalents of the Company acquired through grants from the Company as part of compensation until such time as the minimum share ownership requirement is satisfied. RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. As of February 29, 2020, all of our continuing named executive officers were in compliance with the stock ownership guidelines.

Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our Directors and employees who are officers at or above the level of Vice President (or an equivalent position) from (1) pledging Company stock as collateral for a loan or (2) using Company stock in hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar arrangements because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all Directors, executive officers and, to our knowledge, other covered employees are in compliance with the Company’s policy.

34    SITE Centers Corp.  ï  2020 Proxy Statement

Tax and Accounting Implications

The Company made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to certain covered employees, provided under Section 162(m) of the Internal Revenue Code of 1986, as amended, was generally not material to the design and structure of our named executive officer compensation program for 2019.

Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting this review, including most recently in early 2020, the Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of total executive compensation in recent years has been comprised of time-based RSUs that vest over several years and long-term performance-based RSUs whose vesting is based on both relative and absolute shareholder return over a multi-year period. The Committee believes that these equity award structures and the corresponding vesting conditions encourage actions and behaviors that increase long-term shareholder value rather than short-term risk taking. In addition, annual incentive compensation awarded to our executive officers is typically based on a combination of quantitative and qualitative performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior.

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6. Executive Compensation Tables and Related Disclosure

2019 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
David R. Lukes	2019	850,000	—	4,287,548	—	1,445,000	58,177	6,640,725
Chief Executive Officer and President	2018	850,000	—	3,379,167	—	1,700,000	45,691	5,974,858
	2017	705,064	1,154,195	5,624,143	—	—	57,833	7,541,235
Michael A. Makinen	2019	500,000	—	1,387,543	—	650,000	23,489	2,561,032
Executive Vice President and Chief Operating Officer	2018	500,000	—	675,833	—	750,000	12,639	1,938,472
	2017	414,744	522,260	1,325,789	—	—	10,294	2,273,087
Conor M. Fennerty	2019	298,623	350,000	308,081	—	—	8,400	965,104
Executive Vice President, Chief Financial Officer and Treasurer	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Christa A. Vesy	2019	380,000	—	133,000	—	243,200	11,244	767,444
Executive Vice President and Chief Accounting Officer	2018	340,000	136,000	323,019	—	272,000	11,094	1,082,113
	2017	340,000	68,000	204,026	—	136,000	10,944	758,970
Matthew L. Ostrower	2019	473,718	—	1,387,543	—	—	34,317	1,895,578
Former Executive Vice President, Chief Financial Officer and Treasurer	2018	500,000	—	675,833	—	750,000	34,300	1,960,133
	2017	414,744	522,260	1,325,789	—	—	18,850	2,281,643

(1)

The amounts reported in columns (c) and (g) for 2019 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Lukes, Makinen, Fennerty and Ostrower and Ms. Vesy for the year ended December 31, 2019 as follows: Mr. Lukes, $44,750; Mr. Makinen, $38,200; Mr. Fennerty, $19,000; Ms. Vesy, $19,000; and Mr. Ostrower, $55,667. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)

The amount reported in column (d) for Mr. Fennerty for 2019 reflects the amount paid to him in February 2020 as his annual cash performance-based incentive compensation for 2019 determined on the basis of the Committee’s subjective evaluation of his performance for 2019.

(3)

The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2019 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The amounts reported in this column for 2019 are as follows:

•

for each of Messrs. Lukes, Makinen and Ostrower, reflects the grant date fair value of (i) time-based RSUs granted in February 2019 and (ii) performance-based RSUs granted in March 2019 in accordance with their employment agreements. The grant date fair value associated with the performance-based RSU awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance conditions, although the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these performance-based RSU awards made to Messrs. Lukes, Makinen and Ostrower would be $6,675,064, $2,225,022 and $2,225,022, respectively. Mr. Ostrower forfeited all unvested equity grants, including all time-based RSUs and performance-based RSUs granted in 2019, upon his resignation in November 2019. See “Compensation Discussion and Analysis — 2019 Compensation Program — Performance-Based and Retention-Based Equity Grants”;

•

for Mr. Fennerty, includes the grant date fair values of time-based RSUs awarded in February 2019 for performance in 2018 and time-based RSUs granted in November 2019 in accordance with his employment agreement and appointment as the Company’s Executive Vice President, Chief Financial Officer and Treasurer; and

•

for Ms. Vesy, includes the fair value of an annual performance based equity incentive award opportunity granted in March 2019 pursuant to which Ms. Vesy was entitled to receive time-based RSUs in early 2020 upon the achievement of specified objectives in 2019. The fair value of this equity incentive award was determined based on the probable outcome of the award which was determined on the service inception date to be the target value (i.e., $133,000); such amount does not represent the amount actually paid to Ms. Vesy with respect to the performance based equity incentive award opportunity granted in March 2019 which amount was determined in early 2020 to be $249,280. See “Compensation Discussion and Analysis — 2019 Compensation Program.”

36    SITE Centers Corp.  ï  2020 Proxy Statement

(4)

The amounts reported in column (g) for 2019 reflect cash amounts earned by Messrs. Lukes and Makinen and Ms. Vesy as annual cash performance-based incentive compensation for 2019. For more information about the award reported in this column for 2019, see “Compensation Discussion and Analysis — 2019 Compensation Program” above.

(5)	The amounts shown in column (h) for the named executive officers for 2019 include:

•	for Mr. Lukes, automobile service, reimbursement of personal disability/life policies of $25,000 and matching contributions to the 401(k) plan and deferred compensation plan of $22,375;

•	for Mr. Makinen, matching contributions to the 401(k) plan and deferred compensation plan of $19,100 and disability insurance premiums;

•	for Mr. Fennerty, matching contributions to the 401(k) plan;

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums; and

•	for Mr. Ostrower, reimbursement of personal disability/life policies of $25,000 and matching contributions to the 401(k) plan;

None of the amounts reported for the named executive officers for 2019 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

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2019 Grants of Plan-Based Awards Table

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#/$)	Target (#/$)	Maximum (#/$)
David R. Lukes	3/14/19	3/14/19	42,500	1,062,500	1,700,000	—	—	—	—	—	—	—
	3/02/19	2/18/19	—	—	—	112,579	225,158	450,316	—	—	—	3,337,532
	2/22/19	2/18/19	—	—	—	—	—	—	70,476	—	—	950,016
Michael A. Makinen	3/14/19	3/14/19	25,000	500,000	750,000	—	—	—	—	—	—	—
	3/02/19	2/18/19	—	—	—	37,527	75,053	150,106	—	—	—	1,112,511
	2/22/19	2/18/19	—	—	—	—	—	—	20,403	—	—	275,032
Conor M. Fennerty	2/22/19	2/07/19	—	—	—	—	—	—	2,910	—	—	39,227
	11/06/19	11/06/19	—	—	—	—	—	—	19,342	—	—	268,854
Christa A. Vesy	3/14/19	3/14/19	7,600	152,000	304,000	—	—	—	—	—	—	—
	3/14/19	3/14/19	—	—	—	5,814	133,000	342,000	—	—	—	133,000
Matthew L. Ostrower(5)	3/14/19	3/14/19	25,000	500,000	750,000	—	—	—	—	—	—	—
	3/02/19	2/18/19	—	—	—	37,527	75,053	150,106	—	—	—	1,112,511
	2/22/19	2/18/19	—	—	—	—	—	—	20,403	—	—	275,032

(1)

Amounts reflect the annual cash performance-based incentive compensation opportunity established for the named executive officers (other than Mr. Fennerty) in March 2019, although the ultimate value of the of the executive’s annual cash performance-based incentive payout could be zero. For purposes of this table, “Threshold” represents the lowest possible amount that could be earned by the executive if he or she received anything – in other words, a payout corresponding to a score of one point on the lowest weighted 2019 annual incentive performance metric and a score of zero points on all other performance metrics. The amount actually earned by the named executive officers, as determined by the Committee in January 2020, is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2019 Summary Compensation Table above. See “Compensation Discussion and Analysis — 2019 Compensation Program — Annual Incentive Compensation Decisions” above for additional information about the annual cash performance-based incentive compensation awards.

(2)

Amounts in this column for Messrs. Lukes, Makinen and Ostrower represent performance-based RSU awards granted in March 2019 pursuant to their respective employment agreements with the Company pursuant to which a certain number of common shares may be issued at the end of the three-year performance period based on the relative and absolute return of our common stock during the performance period. The number of shares represents the threshold, target and maximum number of shares eligible to be issued at the conclusion of the performance period, although the ultimate value of the performance-based RSU awards could be zero. For more information about these awards, see “Compensation Discussion and Analysis — 2019 Compensation Program — Performance-Based and Retention-Based Equity Grants” above.

Amounts in this column for Ms. Vesy represent, in dollars, the value of the potential award of RSUs issuable as partial payment of Ms. Vesy’s 2019 annual incentive compensation opportunity pursuant to the 2019 annual incentive compensation program. This award is denominated in dollars but payable in RSUs. For more information about this award, see “Compensation Discussion and Analysis — 2019 Compensation Program — Annual Incentive Compensation Decisions.”

(3)

The amounts disclosed in this column for Messrs. Lukes, Makinen and Ostrower reflect time-based RSUs granted in February 2019. For Mr. Fennerty, the amount disclosed in the first row of this column reflects an award of time-based RSUs granted in February 2019 related to the 2018 performance period and the amount disclosed in the second row of this column reflects an award of time-based RSUs granted in November 2019 related to his appointment as our Executive Vice President, Chief Financial Officer and Treasurer. For more information about these awards, see “Compensation Discussion and Analysis — 2019 Compensation Program — Performance-Based and Retention-Based Equity Grants” above.

(4)

Amounts in this column relating to equity awards are computed in accordance with FASB ASC Topic 718. Amounts shown in the second row of this column with respect to Messrs. Lukes, Makinen and Ostrower represent the fair values of the performance-based RSU awards granted to them in March 2019 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

The amount shown in this column with respect to Ms. Vesy represents the fair value of the incentive award opportunity granted in March 2019 pursuant to which Ms. Vesy was entitled to receive RSUs at the conclusion of 2019 as partial payment of Ms. Vesy’s 2019 annual incentive compensation based upon the achievement of specified performance measures. The fair value of this award was based on the probable outcome of the award, which was determined on the service inception date to be the target value. Such amount does not represent the value of the RSUs granted to Ms. Vesy with respect to the equity portion of her 2019 incentive award, which value was determined in early 2020 to be $249,280.

For time-based RSU awards granted to Messrs. Lukes, Makinen, Fennerty and Ostrower, the value is calculated using the closing price of our common stock on the grant date.

38    SITE Centers Corp.  ï  2020 Proxy Statement

(5)

As a result of his November 2019 resignation, Mr. Ostrower forfeited all time-based and performance-based equity which had not vested in accordance with its terms prior to his departure, including all grants referenced in this table.

Grants made in 2019 are described more fully in the “Compensation Discussion and Analysis” and “Employment Agreements” sections of this Proxy Statement. More information concerning the terms of the employment agreements, if applicable, and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” of this Proxy Statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for Mr. Lukes is provided under the section entitled “Compensation Program Design” in this Proxy Statement.

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Outstanding Equity Awards at 2019 Fiscal Year-End Table(1)

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
David R. Lukes	various	—	—	—	—	133,316	1,869,090	—	—
	3/02/2017	—	—	—	—	—	—	31,952	528,806
	3/02/2018	—	—	—	—	—	—	242,380	3,827,180
	3/02/2019	—	—	—	—	—	—	225,158	3,291,810
Michael A. Makinen	various	—	—	—	—	37,443	524,951	—	—
	3/02/2017	—	—	—	—	—	—	6,390	105,755
	3/02/2018	—	—	—	—	—	—	48,474	765,404
	3/02/2019	—	—	—	—	—	—	75,053	1,097,275
Conor M. Fennerty	various	—	—	—	—	50,153	703,145	—	—
Christa A. Vesy	2/22/2010	3,057	—	16.33	2/22/2020	—	—	—	—
	2/22/2011	1,881	—	22.34	2/22/2021	—	—	—	—
	2/22/2012	2,775	—	22.39	2/22/2022	—	—	—	—
	2/22/2013	3,777	—	27.33	2/22/2023	—	—	—	—
	2/22/2014	12,773	—	26.83	2/22/2024	—	—	—	—
	2/22/2015	9,830	—	31.11	2/22/2025	—	—	—	—
	2/23/2016	9,075	—	26.60	2/23/2026	—	—	—	—
	various	—	—	—	—	37,424	524,684	—	—
Matthew L. Ostrower	—	—	—	—	—	—	—	—	—

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2019 Fiscal Year-End Table is provided as of December 31, 2019.

(2)	The figures in this column with respect to the following named executive officers reflect RSUs that generally vest or vested as follows:

Mr. Lukes (#)	Mr. Makinen (#)	Mr. Fennerty (#)	Ms. Vesy (#)	Vesting Dates
—	—	1,215	—	January 1, 2020
—	—	—	709	February 23, 2020
—	—	—	2,918	February 22, 2020
62,840	17,040	—	—	March 2, 2020 and 2021
—	—	4,078	11,096	February 22, 2020 and 2021
70,476	20,403	2,910	22,701	February 22, 2020, 2021 and 2022
—	—	22,608	—	October 1, 2021
—	—	—	18,900	February 22, 2021, 2022 and 2023
—	—	19,342	—	November 6, 2021 and 2022
133,316	37,443	50,153	56,324	Total

The 18,900 RSUs granted on February 22, 2020 to Ms. Vesy constitute the equity portion of her 2019 annual incentive compensation determined in January 2020 to have been earned with respect to performance in 2019; the service inception date for this award occurred in 2019.

(3)	These amounts were calculated based upon the closing price of our common shares on December 31, 2019 of $14.02.

(4)

For Messrs. Lukes and Makinen, represents (i) the “threshold” number of shares that could be earned under outstanding performance-based RSUs for the performance period beginning on March 1, 2017 and ending on February 28, 2020 (the second row) and (ii) the “target” number of shares that could be earned under outstanding performance-based RSUs for the performance period beginning on March 1, 2018 and ending on February 28, 2021 (the third row) and for the performance period beginning on March 1, 2019 and ending on February 28, 2022 (the fourth row). Consistent with the terms of these performance-based RSUs, the payout values include dividends declared on the number of performance-based RSUs cited in the penultimate column of the table between the date of the issuance of the applicable performance-based RSUs and December 31, 2019. These awards are described more fully in “Compensation Discussion and Analysis — 2019 Compensation Program — Performance-Based and Retention-Based Equity Grants” above.

40    SITE Centers Corp.  ï  2020 Proxy Statement

2019 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David R. Lukes	—	—	31,420	409,403
Michael A. Makinen	—	—	8,520	111,016
Conor M. Fennerty	—	—	3,254	40,569
Christa A. Vesy	—	—	11,644	157,215
Matthew L. Ostrower	—	—	8,520	111,016

(1)	Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting.

2019 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Elective Deferred Compensation Plan:
David R. Lukes	25,750	13,975	216	—	39,941
Michael A. Makinen	13,200	10,700	1,264	—	25,164
Conor M. Fennerty	—	—	—	—	—
Christa A. Vesy	—	—	7,781	—	31,534
Matthew L. Ostrower	36,667	—	4,648	—	41,314

(1)	Our nonqualified deferred compensation plans are described more fully in “Compensation Discussion and Analysis — 2019 Compensation Program — Other Benefits and Information” above.

(2)	The amounts reported for our named executive officers in this column are included in the “Salary” column of the 2019 Summary Compensation Table above.

(3)	The amounts reported for our named executive officers in this column are included in the “All Other Compensation” column of the 2019 Summary Compensation Table above.

(4)	This amount is not reported in the 2019 Summary Compensation Table.

(5)	$19,998 of the amount reported for Ms. Vesy in this column was previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

SITE Centers Corp.  ï   2020 Proxy Statement    41

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to our continuing named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2019, the following tables describe the potential payments upon such termination or change in control owing to each named executive officer then serving at the end of the year under his/her employment agreement in effect on December 31, 2019. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2019.

Event	David R. Lukes ($)	Michael A. Makinen ($)	Conor M. Fennerty ($)	Christa A. Vesy ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	32,692	19,231	15,385	14,615
Total	32,692	19,231	15,385	14,615
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	2,390,625	1,250,000	900,000	798,000
Unvested Restricted Stock Units	1,869,090	524,951	703,145	524,684
Unvested Performance-Based Equity Awards(3)	6,399,546	1,621,704	—	—
Post-Termination Health and Welfare Benefits(4)	44,011	51,978	39,668	43,665
Outplacement Services(5)	—	—	—	8,250
Accrued Vacation(1)	32,692	19,231	15,385	14,615
Total	10,735,964	3,467,864	1,658,198	1,389,214
For Cause Termination
No Payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A
Involuntary or Good Reason Termination (Change in Control)
Cash Severance(2)	5,737,500	2,500,000	1,500,000	1,330,000
Unvested Restricted Stock Units	1,869,090	524,951	703,145	524,684
Unvested Performance-Based Equity Awards(3)	6,399,546	1,621,704	—	—
Post-Termination Health and Welfare Benefits(4)	44,011	51,978	39,668	43,665
Outplacement Services(5)	—	—	—	8,250
Accrued Vacation(1)	32,692	19,231	15,385	14,615
Total	14,082,839	4,717,864	2,258,198	1,921,214

42    SITE Centers Corp.  ï  2020 Proxy Statement

Event	David R. Lukes ($)	Michael A. Makinen ($)	Conor M. Fennerty ($)	Christa A. Vesy ($)
Disability
Cash Severance(2)	1,062,500	500,000	200,000	532,000
Unvested Restricted Stock Units	—	524,951	—	524,684
Unvested Performance-Based Equity Awards(3)	—	1,621,704	—	—
Post-Termination Health and Welfare Benefits(4)	44,011	51,978	39,668	29,110
Disability Insurance Proceeds(6)	1,627,304	1,854,769	2,625,760	2,766,417
Accrued Vacation(1)	32,692	19,231	15,385	14,615
Total	2,766,507	4,572,633	2,880,812	3,866,826
Death
Cash Severance(2)	1,062,500	500,000	200,000	532,000
Unvested Restricted Stock Units	—	524,951	—	524,684
Unvested Performance-Based Equity Awards(3)	—	1,621,704	—	—
Post-Termination Health and Welfare Benefits(4)	44,011	51,978	39,668	29,110
Accrued Vacation(1)	32,692	19,231	15,385	14,615
Total(7)	1,139,203	2,717,864	255,053	1,100,410

(1)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

(2)

Reported amounts calculated pursuant to the terms of the respective employment agreement, if applicable, assuming an annual incentive payout for 2019 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and bonus have been paid.

(3)

Reported amounts reflect the value of performance-based RSUs that would have been earned based on the relative performance measured as of December 31, 2019 (assuming no replacement award were granted in the event of a Change of Control). As of December 31, 2019, relative TSR during the performance period applicable to the three-year performance-based RSUs issued on March 2, 2017 had not met the minimum threshold requirements set forth in the applicable awards, but relative TSR during the performance period applicable to the three-year performance-based RSUs issued on March 2, 2018 and March 2, 2019 had exceeded the minimum threshold requirements set forth in the applicable awards.

(4)

Reported amounts consist of our estimate of continued health and welfare benefits costs (or a lump sum payment related thereto) of 18 months for Messrs. Lukes, Makinen and Fennerty, and one year for Ms. Vesy, except in the case of involuntary termination, in which case the amount is an 18-month estimate for Ms. Vesy.

(5)	Reported amounts consist of our estimate of one year of outplacement service.

(6)

Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2019, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)

Reported amounts do not include payments under personal life insurance policies arranged and obtained by the executives for which we reimburse the premium (subject to caps on reimbursement set forth in the applicable executive’s employment agreement).

SITE Centers Corp.  ï   2020 Proxy Statement    43

Employment Agreements

Employment Agreements in Effect During 2019 with Messrs. Lukes, Makinen and Ostrower

In March 2017, we entered into employment agreements with Messrs. Lukes, Makinen and Ostrower. Mr. Ostrower terminated his employment with us effective November 27, 2019. The key terms of these employment agreements are described below.

•      Term. Pursuant to their employment agreements, Messrs. Lukes and Makinen serve, and Ostrower served, as the Company’s President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively. The fixed term of each of those employment agreements ends on March 1, 2021.

•       Base Salary and Benefits. The employment agreements provide for minimum annual base salary rates of (for Mr. Lukes) $850,000 and (for Messrs. Makinen and Ostrower) $500,000. In addition, the employment agreements provide for participation in certain employee benefit plans, reasonable paid time off, and other customary fringe benefits.

•       Annual Cash Incentive Compensation. Pursuant to the employment agreements, each executive is entitled to an annual performance-based cash incentive compensation opportunity targeted at (for Mr. Lukes) 125% or (for Messrs. Makinen and Ostrower) 100% of year-end base salary, the payout of which would be pro-rated for any partial year during the contract period based on the executive’s service during such year. See “Compensation Discussion and Analysis — 2019 Compensation Program” for a discussion of the methods used to calculate the annual performance-based cash incentive compensation and the executives’ annual performance-based cash incentive compensation award opportunities.

•      Initial Equity Grants. Pursuant to the employment agreements, Messrs. Lukes, Makinen and Ostrower were entitled to initial equity grants during 2017 of (1) service-based RSUs with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $2,950,000 or (for Messrs. Makinen and Ostrower) $800,000, which RSUs generally vest in four substantially equal annual installments, (2) performance shares covering a “target” award with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $500,000 or (for Messrs. Makinen and Ostrower) $100,000, generally subject to a performance period beginning on March 1, 2017 and ending on February 28, 2018, (3) performance-based RSUs covering a “target” award with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $1,000,000 or (for Messrs. Makinen and Ostrower) $200,000, generally subject to a performance period beginning on March 1, 2017 and ending on February 28, 2019, and (4) performance-based RSUs covering a “target” award with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $1,500,000 or (for Messrs. Makinen and Ostrower) $300,000, generally subject to a performance period beginning on March 1, 2017 and ending on February 28, 2020. The initial performance-based awards could pay out (if at all) from a threshold level of 50% of target, to a maximum level of 200% of target, based on relative total shareholder return performance of the Company (and RVI following its separation from the Company), subject to a reduction by 1/3 in the event that the absolute total shareholder return during the applicable performance period is negative. For purposes of determining total shareholder return, dividends paid during the performance period on the Company’s (and RVI’s) common stock are deemed reinvested in additional shares of the Company’s common stock. The performance criteria set forth in the one-year performance shares, two-year performance-based RSUs and three-year performance-based RSUs awarded to Messrs. Lukes, Makinen and Ostrower in March 2017 were not satisfied and no compensation was ultimately paid in respect of these awards.

•       Annual Equity Grants. The employment agreements with Messrs. Lukes, Makinen and Ostrower also provide that, on March 2, 2018, 2019 and 2020, subject to continued employment and the approval of the Committee, such executives are eligible to receive grants of performance-based RSUs (or substantially similar awards) covering a “target” number of shares with a value (determined in accordance with the applicable employment agreement) at least equal to (for Mr. Lukes) $3,000,000 or (for Messrs. Makinen and Ostrower) $600,000. The annual performance-based awards will have terms similar to those for the

44    SITE Centers Corp.  ï  2020 Proxy Statement

initial performance-based awards described above except that (1) these awards will cover three-year performance periods and (2) only the performance-based RSUs granted in March 2017 and March 2018 will be impacted by the performance of RVI’s common stock.

•      Termination. The employment agreements may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•       Benefits Upon a Termination. The executives are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances.

–

If the executive is terminated without cause, terminates his employment for good reason, or his employment terminates as a result of death or disability, during the agreement term, the executive (or his personal representative or dependents, as appropriate) is entitled to receive, subject in certain circumstances to the execution of a customary release of claims in favor of the Company:

(1)

for Messrs. Lukes, Makinen and Ostrower, if the termination is the result of a termination by the Company other than for cause, death or disability, or a termination by the executive for good reason, a lump sum equal to up to two times for Mr. Lukes, and up to 1.5 times for Messrs. Makinen and Ostrower (in each case, the “Multiplier”), the sum of (a) the executive’s then-current base salary plus (b) an amount equal to (i) if the termination were to have occurred prior to the 2017 annual bonus payout, the executive’s “target” annual bonus, or (ii) if the termination occurs after the 2017 annual bonus payout, the average of the annual bonuses earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs (or, if the executive has been eligible for fewer than three such annual bonuses, the number of fiscal years preceding the year in which the termination occurs for which the executive was eligible for an annual bonus) (the “Average Bonus”). For Mr. Lukes, the Multiplier will decrease monthly from two to zero on a linear basis beginning on March 1, 2019 and ending on March 1, 2021. For Messrs. Makinen and Ostrower, the Multiplier will decrease monthly from 1.5 to zero on a linear basis beginning on September 1, 2019 and ending on March 1, 2021;

(2)

a lump sum amount equal in value to the annual bonus that would have been earned for his year of termination based on actual performance, pro-rated based on the executive’s period of service during such year, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period (except that, if the termination is due to death or disability, the pro-rated annual bonus will be based on the “target” level); and

(3)

a lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company (or, in the event of death, a substantially similar benefit to his beneficiaries).

–

If a “Triggering Event” occurs during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” the executive is entitled to receive (1) a lump sum equal to three times for Mr. Lukes and 2.5 times for Messrs. Makinen and Ostrower the sum of the executive’s base salary as of the termination date plus an amount equal in value to his Average Bonus (except that if the termination occurs before the payout of the 2017 annual bonus, the Average Bonus will be deemed to be the executive’s then-current “target” annual bonus), (2) a lump sum amount equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by SITE Centers, and (3) a lump sum amount equal in value to the executive’s “target” annual bonus for the year of termination, pro-rated based on the executive’s period of service during such year.

SITE Centers Corp.  ï   2020 Proxy Statement    45

•     Other Terms.

–

The employment agreements include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants.

–

Pursuant to Mr. Lukes’ employment agreement, the Company agreed to reimburse Mr. Lukes for his reasonable attorneys’ fees and other reasonable expenses incurred in connection with the negotiation of his employment agreement, up to a maximum of $20,000.

–

For Mr. Lukes only, the Company agreed to provide suitable automobile service for Mr. Lukes’ business use, including all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses, which automobile may also be used by Mr. Lukes (and anyone authorized by Mr. Lukes) for personal use at no cost to Mr. Lukes (except for applicable taxes).

–

For Messrs. Lukes and Ostrower only, the Company agreed to reimburse (up to an aggregate maximum of $25,000 in any calendar year) premiums paid by the executive for life, disability and/or similar insurance policies.

Employment Agreement in Effect During 2019 with Mr. Fennerty

On November 6, 2019, the Board appointed Mr. Fennerty as the Company’s Executive Vice President, Chief Financial Officer and Treasurer effective upon Mr. Ostrower’s departure. In structuring Mr. Fennerty’s three-year employment agreement, the Committee worked closely with Gressle & McGinley, the Committee’s compensation consultant, and Mr. Lukes to provide Mr. Fennerty with a compensation package consistent with the structure and performance-based philosophy utilized in designing employment agreements for Messrs. Lukes, Makinen and Ostrower in 2017. Specifically, the Committee reviewed compensation data with respect to recent chief financial officer hires at eight similarly sized REITs and determined that the target annual compensation for Mr. Fennerty should be $1,250,000 (approximately the 30th percentile of the benchmarking group). The Committee then considered how the target level of compensation should be allocated between salary, annual cash bonus, time-based equity and performance equity. Based on Mr. Fennerty’s location in New York City and the compensation breakdown for the benchmarking group, Mr. Fennerty’s base salary was set at $400,000 (the 43rd percentile of the benchmarking group) and his target level of annual incentive pay was set at $300,000 (the 37th percentile of the benchmarking group). The Committee also awarded Mr. Fennerty with time-based RSUs valued at approximately $300,000 vesting over three years and provided an expectation of annual performance-based equity grants having a target value of $450,000 per year.

The key terms of this employment agreement are more fully described below.

•       Term. Pursuant to Mr. Fennerty’s employment agreement, Mr. Fennerty serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. The fixed term of Mr. Fennerty’s employment agreement ends on November 6, 2022.

•       Base Salary and Benefits. The employment agreement with Mr. Fennerty provides for minimum annual base salary at a rate of $400,000. In addition, the employment agreement provides for Mr. Fennerty’s participation in certain employee benefit plans, reasonable paid time off, and other customary fringe benefits.

•       Annual Cash Incentive Compensation. Pursuant to his employment agreement, Mr. Fennerty is entitled to an annual performance-based cash incentive compensation opportunity targeted at 75% of year-end base salary, provided that the amount of Mr. Fennerty’s annual cash incentive for 2019 did not have a pre-established target amount and was left to the discretion of the Committee based on an evaluation of his performance.

•      Initial Equity Grants. Pursuant to the employment agreement, Mr. Fennerty received a grant of service-based RSUs with a value (determined in accordance with the employment agreement) equal to $300,000,

46    SITE Centers Corp.  ï  2020 Proxy Statement

which RSUs generally vest in substantially equal annual installments on the second and third anniversaries of the grant date. On March 2, 2020, Mr. Fennerty also received (1) an award of performance-based RSUs covering a “target” number of shares with a value (determined in accordance with the employment agreement) equal to $75,000, generally subject to a performance period beginning on March 1, 2020 and ending on February 28, 2021, (2) an award of performance-based RSUs covering a “target” number of shares with a value (determined in accordance with the employment agreement) equal to $150,000, generally subject to a performance period beginning on March 1, 2020 and ending on February 28, 2022, and (3) an award of performance-based RSUs covering a “target” number of shares with a value (determined in accordance with the employment agreement) equal to $225,000, generally subject to a performance period beginning on March 1, 2020 and ending on February 28, 2023. The initial performance-based awards could pay out (if at all) from a threshold level of 50% of target, to a maximum level of 200% of target, based on relative total shareholder return performance of the Company, subject to a reduction by 1/3 in the event that the absolute total shareholder return during the applicable performance period is negative. For purposes of determining total shareholder return, dividends paid during the performance period on the Company’s common stock are deemed reinvested in additional shares of the Company’s common stock.

•       Annual Equity Grants. The employment agreement with Mr. Fennerty also provides that, on March 2, 2021 and 2022, subject to continued employment and the approval of the Committee, Mr. Fennerty is eligible to receive grants of performance-based RSUs (or substantially similar awards) covering a “target” number of shares with a value (determined in accordance with the employment agreement) at least equal to $450,000. The annual performance-based awards will have terms similar to those for the initial performance-based awards described above except that these awards will cover three-year performance periods.

•       Termination. Mr. Fennerty’s employment agreement may be terminated under a variety of circumstances. Our Board has the right to terminate the employment agreement for “cause” if the Mr. Fennerty engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. Mr. Fennerty also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•       Benefits Upon a Termination. Mr. Fennerty is entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances.

–

If Mr. Fennerty is terminated without cause, terminates his employment for good reason, or his employment terminates as a result of death or disability, during the agreement term, he (or his personal representative or dependents, as appropriate) is entitled to receive, subject in certain circumstances to the execution of a customary release of claims in favor of the Company:

(1)

If the termination is the result of a termination by the Company other than for cause, death or disability, or a termination by the executive for good reason, a lump sum equal to up to 1.5 times (the “Multiplier”), the sum of (a) the executive’s then-current base salary plus (b) an amount equal to (i) if the termination were to have occurred prior to the determination of the amount of the 2019 annual bonus, $200,000, or (ii) if the termination occurs after determination of the 2019 annual bonus amount, the average of the annual bonuses earned by the executive in the three post-2018 fiscal years ending immediately prior to the fiscal year in which the termination occurs (or, if the executive has been eligible for fewer than three such annual bonuses, the number of post-2018 fiscal years preceding the year in which the termination occurs for which the executive was eligible for a post-2018 annual bonus) (the “Average Bonus”). The Multiplier will decrease monthly from 1.5 to zero on a linear basis beginning on May 5, 2021 and ending on November 5, 2022;

(2)

a lump sum amount equal in value to the annual bonus that would have been earned for his year of termination based on actual performance, pro-rated based on the executive’s period of service during such year, and calculated on the basis of actual performance of the applicable

SITE Centers Corp.  ï   2020 Proxy Statement    47

performance objectives for the entire performance period (except that, if the termination is due to death or disability, the pro-rated annual bonus will be based on the “target” level); and

(3)

a lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company (or, in the event of death, a substantially similar benefit to his beneficiaries).

–

If a “Triggering Event” occurs during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” Mr. Fennerty is entitled to receive (1) a lump sum equal to 2.5 times the sum of the executive’s base salary as of the termination date plus an amount equal in value to his Average Bonus (except that if the termination were to have occurred prior to the determination of the 2019 annual bonus, the Average Bonus would have been deemed to be $200,000), (2) a lump sum amount equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by SITE Centers, and (3) a lump sum amount equal in value to the executive’s “target” annual bonus for the year of termination (except that if the termination were to have occurred prior to the determination of the 2019 annual bonus, the target annual bonus with respect to the 2019 calendar year would have been deemed to be $200,000), pro-rated based on Mr. Fennerty’s period of service during such year.

•     Other Terms.

–

The employment agreement includes customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants.

–	The Company has agreed to reimburse (up to an aggregate maximum of $10,000 in any calendar year) premiums paid by the executive for life, disability and/or similar insurance policies.

Employment Agreement in Effect During 2019 with Ms. Vesy

In December 2016, we entered into an employment agreement with Ms. Vesy which was amended in February 2018. The terms of this employment agreement (as amended) are described below.

•       Term. Pursuant to Ms. Vesy’s employment agreement, Ms. Vesy serves as our Executive Vice President and Chief Accounting Officer. The fixed term of Ms. Vesy’s employment agreement ends on December 31, 2021.

•       Base Salary and Benefits. The employment agreement with Ms. Vesy provides for minimum annual base salary at a rate of $340,000 for 2017 and 2018 and $380,000 for 2019 and thereafter during the term of the employment agreement. In addition, the employment agreement provides for Ms. Vesy’s participation in health, life, disability and other insurance plans, reasonable paid time off, and other customary fringe benefits.

•       Annual Cash Incentive Compensation. Pursuant to her employment agreement, Ms. Vesy is entitled to an annual performance-based cash incentive compensation award targeted at 40% of year-end base salary. See “Compensation Discussion and Analysis — 2019 Compensation Program” for a discussion of the methods used to calculate the annual performance-based cash incentive compensation and Ms. Vesy’s annual performance-based cash incentive compensation award opportunity.

•       Annual Equity Incentive Awards. For each calendar year during the term of her employment agreement (beginning with 2016), Ms. Vesy is eligible to receive performance-based equity incentive compensation having a grant date target value of 25% of the sum of her year-end base salary and her annual performance-based cash incentive compensation award payout.

•       Termination. Ms. Vesy’s employment agreement can be terminated under a variety of circumstances, including upon death. Our Board has the right to terminate the employment agreement for “cause” if Ms. Vesy has engaged in certain specified conduct, for “disability” if Ms. Vesy was disabled for a specified

48    SITE Centers Corp.  ï  2020 Proxy Statement

period of time, or at any other time without cause by giving her at least 90 days’ prior written notice. The executive also has the right to terminate the employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•       Benefits Upon a Termination. Ms. Vesy is entitled under her employment agreement to certain additional payments and benefits in the event of certain termination circumstances.

–

If Ms. Vesy is terminated without cause or terminates employment for good reason during the term (and the termination was not in connection with a change in control (as defined in the employment agreement)), Ms. Vesy is entitled to receive (1) a lump sum equal to 1.5 times the sum of Ms. Vesy’s then-current base salary plus an amount equal to the value of Ms. Vesy’s “target” annual cash bonus for the year of termination, subject to the execution by Ms. Vesy of a customary release of claims in favor of the Company, (2) a lump sum amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, pro-rated based on Ms. Vesy’s period of service during such year, (3) a lump sum representing the premiums for 18 months of continued health, dental and vision coverage under COBRA (if elected) and the employer portion of the premium for other insurance provided by the Company, and (4) payment by us for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination.

–

If Ms. Vesy is terminated by reason of disability, or, upon a termination by reason of death, Ms. Vesy , or her representative, is entitled to receive (1) a lump sum amount equal to one times the sum of Ms. Vesy’s then-current base salary plus an amount equal to the value of Ms. Vesy’s “target” annual cash bonus for the year of termination, in certain cases subject to the execution by Ms. Vesy or her representative of a customary release of claims in favor of the Company, (2) a lump sum amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, pro-rated based on Ms. Vesy’s period of service during such year, and (3) a lump sum representing the premiums for 12 months of continued health, dental and vision coverage and the employer portion of the premium for other insurance provided by the Company.

–

If a “Triggering Event” occurs during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” Ms. Vesy is entitled to receive (1) a lump sum amount equal to 2.5 times the sum of Ms. Vesy’s base salary as of the termination date plus an amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, (2) a lump sum representing the premiums for 18 months of continued health, dental and vision coverage under COBRA (if elected) and the employer portion of the premium for other insurance provided by the Company, (3) a lump sum amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, pro-rated based on Ms. Vesy’s period of service during such year, and (4) payment by us for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services within 90 days following termination.

•      Other Terms.

–

Ms. Vesy’s employment agreement provided for a one-time special cash award opportunity equal in value to Ms. Vesy’s “target” annual cash opportunity as in effect on March 1, 2017, which award vested on January 1, 2018 due to Ms. Vesy’s continued employment with the Company through such date.

–

Ms. Vesy also received a one-time signing grant of 5,601 service-based RSUs (as adjusted for the Reverse Stock Split and spin-off of RVI) in connection with the execution of her employment agreement in December 2016 (generally subject to annual ratable vesting over three years).

–

The employment agreement includes customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality restrictive covenants.

SITE Centers Corp.  ï   2020 Proxy Statement    49

Change in Control Provisions

The employment agreements in effect during 2019 for the named executive officers included provisions regarding the payments and benefits to which he/she would be entitled in certain circumstances in the event of a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. For information concerning the amounts payable upon a change in control measured as of December 31, 2019 see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above.

Under the employment agreements in effect during 2019 for the named executive officers, benefits would be payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). Payments for all named executive officers are only triggered if both (1) a change in control occurs, and (2) the officer is terminated or effectively terminated, or certain actions are taken that materially and adversely impacted the officer’s position with us or his/her compensation. This is referred to as a “double-trigger” change in control provision.

For Messrs. Lukes, Makinen, Fennerty and Ostrower, a “Triggering Event” has occurred if within two years after a change in control:

•      we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the employment agreement), a termination following disability, or a termination based on death; or

•      the executive terminates his employment for “Good Reason” (as defined in the employment agreement).

For Ms. Vesy, a “Triggering Event” has occurred if within two years after a change in control:

•      we terminate Ms. Vesy’s employment, other than in the case of a termination for “Cause” (as defined in the employment agreement), a termination following disability, or a termination based on death;

•      we reduce Ms. Vesy’s title, responsibilities, power, or authority in comparison with Ms. Vesy’s title, responsibilities, power, or authority at the time of the change in control, and Ms. Vesy then terminates her employment with us;

•      we assign Ms. Vesy duties that were inconsistent with the duties assigned to her on the date on which the change in control occurred and which duties we persisted in assigning to Ms. Vesy despite the prior written objection, and Ms. Vesy then terminated her employment with us;

•      we (1) reduce Ms. Vesy’s base salary, annual performance-based cash bonus percentages of salary, certain health and welfare benefits (including any such benefits provided to Ms. Vesy’s family), pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) exclude Ms. Vesy from any plan, program or arrangement in which our other executive officers are included, (3) establish criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) fail to pay Ms. Vesy any annual performance bonus compensation to which she is entitled through the achievement of the criteria and factors established for the payment of such bonus, and Ms. Vesy then terminates her employment with us; or

•      we require Ms. Vesy to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio, and Ms. Vesy then terminates her employment with us.

A “Change in Control” generally occurs if:

•      there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company;

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•      any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or

•      during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

Upon the occurrence of a Triggering Event under the employment agreements, we would have been required to pay a named executive officer the applicable amounts described above under “Employment Agreements.”

With respect to time-based RSUs granted in 2017 and 2019 to Messrs. Lukes, Makinen and Ostrower, in the event of a termination without cause or for good reason, unvested RSUs would generally continue to vest; for Mr. Makinen, his unvested RSUs would vest in full in the event of his death or disability. With respect to time-based RSUs granted to Mr. Fennerty, in the event of a termination without cause or for good reason, unvested RSUs would generally continue to vest except with respect to time-based RSUs granted in November 2019 which would not vest. In the event of a termination without cause or termination by the executive for good reason within two years after a change in control, all RSUs and stock options previously granted to the executives would generally vest in full. With respect to time-based RSUs and stock options granted in 2016, 2017, 2018 and 2019 to Ms. Vesy, in the event of death or disability, unvested time-based RSUs and stock options would vest in full, and in the event of a termination of employment by the Company without cause, unvested time-based RSUs and stock options would generally continue to vest.

With respect to the performance-based RSUs granted to Messrs. Lukes, Makinen and Ostrower in 2017, 2018 and 2019, and the performance-based RSUs granted to Messrs. Lukes, Makinen and Fennerty in 2020, in the event of a termination of employment by the Company without cause, or a termination by the executive for good reason, the awards would be earned (if at all) on the basis of the relative achievement of the applicable performance objectives measured as of the date of termination; Mr. Makinen would receive the same treatment in the event of a termination due to death or disability. In the event of a change in control, the performance-based awards of Messrs. Lukes, Makinen, Ostrower and Fennerty would vest based on the relative achievement of the applicable performance objectives measured as of the date of the change in control, unless a “replacement award” (as described in the applicable award agreements) is provided.

CEO Pay Ratio

For 2019, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 79 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $6,657,317. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2019 Summary Compensation Table” for 2019 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes.

For purposes of this pay ratio disclosure, Median Annual Compensation was $84,580, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2019 in accordance with Item 402(c)(2)(x) of Regulation S-K. This Median Annual Compensation amount consists of salary, bonus, and the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” Significant asset sales occurring over the past two years have materially impacted the size and composition of our employee population since we last determined our Median Employee on October 1, 2017. Therefore, we identified a new

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Median Employee for purposes of calculating our CEO pay ratio for 2019 rather than using the Median Employee utilized to calculate our CEO pay ratio for 2017 and 2018. To identify the new Median Employee, we first measured compensation for the period beginning on January 1, 2019 and ending on November 30, 2019 for 367 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of December 1, 2019 (the “Determination Date”). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. We moved our Determination Date from October 1 to December 1 in order to capture the full extent of our employee population changes for 2019. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2019. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

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7. Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2019 and has been selected by our Audit Committee to do so in 2020. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“For” Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and 2018.

Type of Fees	2019 ($)	2018 ($)
Audit fees(1)	1,842,427	2,466,120
Audit-related fees(2)	594,930	727,917
Tax fees(3)	652,274	1,145,852
All other fees(4)	2,916	1,812,615
Total	3,092,547	6,152,504

(1)

Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $226,932 and $42,120 for 2019 and 2018, respectively. Also includes $345,039 of fees in 2018 related to the RVI properties.

(2)

Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)

Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The fees for tax compliance services for 2019 and 2018 were $294,331 and $240,686, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)

All other fees consisted of fees billed for other products and services. The fees billed in 2018 primarily related to payment for services in connection with the audit of the carve out financial statements of the 48 properties included in the spin-off of RVI.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2019, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Audit Committee

Jane E. DeFlorio, Chair

Linda B. Abraham

Terrance R. Ahern

Dawn M. Sweeney

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8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and Chief Internal Auditor, who we collectively refer to as our senior financial officers. Among other matters, this code requires our senior financial officers to:

• Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•     Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•     Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

• Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
• Not use for personal advantage confidential information acquired in the course of their employment;
• Proactively promote ethical behavior among peers and subordinates in the workplace; and
• Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

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Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and Corporate Governance Committee prior to its approval. The Nominating and Corporate Governance Committee will then determine whether the transaction requires Board approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed quarterly with the Nominating and Corporate Governance Committee.

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Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2020, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)(6)
Alexander Otto and Katharina Otto-Bernstein	40,771,073(1)	21.0
Cohen & Steers, Inc.	31,198,370(2)	16.1
The Vanguard Group, Inc.	22,739,320(3)	11.7
Blackrock, Inc.	10,833,720(4)	5.6
Daiwa Asset Management Co Ltd.	10,005,348(5)	5.2

(1)

According to a Form 4 filed with the SEC on February 18, 2020 and Schedule 13D/A filed with the SEC on January 9, 2019, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 32,643,321 and 8,127,752 common shares, respectively. The address for these reporting persons is c/o David A. Brown, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)

According to a report on Schedule 13G/A filed with the SEC on February 14, 2020 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 31,198,370 common shares and sole voting power over 18,996,339 common shares. According to the report, Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 30,765,744 common shares and sole voting power over 18,938,153 common shares, and Cohen & Steers UK Limited is the beneficial owner of, and has sole dispositive power over, 432,626 common shares and sole voting power over 58,186 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(3)

According to a report on Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 22,739,320 common shares and has sole voting power over 235,195 common shares, shared voting power over 161,638 common shares, sole dispositive power over 22,520,471 common shares and shared dispositive power over 218,849 common shares. According to the report, Vanguard Fiduciary Trust Company is the beneficial owner of, and directs the voting over, 57,211 common shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. is the beneficial owner of, and directs the voting over, 339,622 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

According to a report on Schedule 13G/A filed with the SEC on February 6, 2020 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 10,833,720 common shares and has sole voting power over 10,145,835 common shares and sole dispositive power over 10,833,720 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York, 10055.

(5)

According to a report on Schedule 13G/A filed with the SEC on January 16, 2020 by Daiwa Asset Management Co. Ltd., Daiwa Asset Management Co. Ltd. is the beneficial owner of, and has sole voting power over, 10,005,348 common shares, sole dispositive power over 27,729 common shares and shared dispositive power over 9,977,619 common shares. The address for this reporting person is GranTokyo North Tower, 9-1 Marunouchi 1-chome, Chiyoda-ku, Japan 100-6753.

(6)	Percentages are calculated based on 193,845,629 of our common shares outstanding as of February 21, 2020.

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Shareholder Proposals for 2021 Annual Meeting

In order to be included in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, a shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 2, 2020, assuming the 2021 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the anniversary of the 2020 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2021 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 2, 2020 and no later than December 2, 2020, assuming the 2021 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the anniversary of the 2020 Annual Meeting.

In addition, the Company’s Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2021 Annual Meeting of Shareholders must be received no later than December 2, 2020. The notice must also provide certain information required by the Company’s Code of Regulations.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2021 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 15, 2021. Even if proper notice is received on or prior to February 15, 2021, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Conor Fennerty, Chief Financial Officer, at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

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Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Aaron M. Kitlowski, Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

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9. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2019 Annual Report, which includes our financial statements, and Proxy Card because our Board is soliciting your proxy to vote at our 2020 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at Loews Regency Hotel at 540 Park Avenue, New York, New York 10065, on May 12, 2020, at 9:00 a.m. local time. The hotel’s front desk will direct shareholders to the conference room where the Annual Meeting will be held. If you are not a shareholder of record (i.e. if you do not hold shares in an account with our transfer agent), you must provide evidence of your share ownership as of March 20, 2020 in order to attend the Annual Meeting. You can obtain this evidence from your bank, brokerage firm or other nominee through which you hold your shares. For further information regarding directions to attend the Annual Meeting and vote in person, please contact Conor Fennerty, Chief Financial Officer, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

As part of our contingency planning regarding novel coronavirus (COVID-19), due to considerations of safety and accessibility, we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a “virtual meeting”). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.sitecenters.com/investors.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet, or by completing and mailing the accompanying Proxy Card. Shareholders who owned our common shares at the close of business on March 20, 2020, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 193,148,522 common shares outstanding.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to shareholders for their consideration. The accompanying Proxy Card indicates the number of shares that you owned on the record date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

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How do I vote by proxy?

Shareholders may vote either by completing, properly signing, and returning the accompanying Proxy Card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

• “FOR” the election of Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, Thomas Finne, David R. Lukes, Victor B. MacFarlane, Alexander Otto and Dawn M. Sweeney, as Directors;
• “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and
• “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by 11:59 p.m., Eastern Time, on May 11, 2020.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the Proxy Card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 11, 2020. If you hold your shares in “street name”, in order to vote your shares at the Annual Meeting, you must obtain a legal proxy from your bank or brokerage firm giving you the right to vote your shares at the Annual Meeting.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 3, 2019, the deadline pursuant to the advance notice provision of the Company’s Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, mailing a signed Proxy Card bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by presenting such proxy at the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

SITE Centers Corp.  ï   2020 Proxy Statement    61

Can I receive this Proxy Statement by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing proxy materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Eight Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposals One or Two resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: April 1, 2020

62    SITE Centers Corp.  ï  2020 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 11, 2020.
Online
Go to www.investorvote.com/sitc or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/sitc

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals – The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2 and 3.

1.	Election of Eight Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Linda B. Abraham	☐	☐	☐	02 - Terrance R. Ahern	☐	☐	☐	03 - Jane E. DeFlorio	☐	☐	☐
	04 - Thomas Finne	☐	☐	☐	05 - David R. Lukes	☐	☐	☐	06 - Victor B. MacFarlane	☐	☐	☐
	07 - Alexander Otto	☐	☐	☐	08 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎		C 1234567890 J N T 1 U P X 4 5 4 9 7 0	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03740B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2020.

The SITE Centers Corp. 2020 Proxy Statement and the 2019 Annual Report to Shareholders are available at: www.proxydocs.com/sitc

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/sitc

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy – SITE Centers Corp.

Annual Meeting of Shareholders – May 12, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Conor M. Fennerty, Aaron M. Kitlowski and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 12, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” ITEMS 2 AND 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card and, if applicable, section C below.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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